Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

COMPUTER ASSOCIATES INTERNATIONAL, INC.,

WATERMELON MERGER COMPANY,

WILY TECHNOLOGY, INC.

and

DAVID STROHM, AS SHAREHOLDERS’ REPRESENTATIVE

Dated as of January 5, 2006

		Page

11.8	Obligations of Parent and of the Company	71
11.9	Severability	71
11.10	Assignment	71
11.11	Further Assurances	72
11.12	Specific Performance	72
11.13	Counterparts	72

EXHIBITS

EXHIBIT A — Form of Voting Agreement
EXHIBIT B — Form of Cooley Godward LLP Opinion

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”) is made as of January 5, 2006 by and among Wily Technology, Inc., a California corporation (“Company”), Computer Associates International, Inc., a Delaware corporation (“Parent”), Watermelon Merger Company, a California corporation and a wholly-owned Subsidiary of Parent (“MergerSub”), and David Strohm, not in any individual capacity but solely in his/her/its capacity as Shareholders’ Representative hereunder (the “Shareholders’ Representative”).

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the California General Corporation Law (“CGCL”), Parent, MergerSub and the Company will enter into a business combination transaction pursuant to which MergerSub will merge with, and into the Company, with the Company as the surviving corporation (the “Merger”);

WHEREAS, the board of directors of the Company has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company and its shareholders, (ii) adopted this Agreement in accordance with the CGCL, (iii) directed that this Agreement and the Merger be submitted to the holders of Common Stock and Preferred Stock of the Company for their adoption and approval, and (iv) recommended that the holders of Common Stock and Preferred Stock of the Company vote in favor of the adoption of this Agreement and the approval of the Merger;

WHEREAS, immediately following the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and MergerSub’s willingness to enter into this Agreement, certain shareholders of the Company are entering into voting agreements, irrevocable proxies and written shareholders’ consents dated as of the date hereof and substantially in the form attached hereto as Exhibit A (the “Voting Agreements”), providing, among other things, that such shareholders will vote their shares of voting capital stock of the Company in favor of the Merger by written consent;

WHEREAS, the Company, Parent and MergerSub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1           Specific Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:

“2004 Financial Statements” shall have the meaning set forth in Section 4.7(a).

“2005 Financials” shall have the meaning set forth in Section 7.10.

“280G Shareholder Vote” shall have the meaning set forth in Section 7.6(d).

“Acknowledgment and Waiver” shall have the meaning set forth in Section 3.1(d)(iii).

“Acquisition Proposal” shall mean any proposal or offer from any Person (other than Parent and its Affiliates) with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or 10% or more of the Assets or any equity securities of, the Company or any of its Subsidiaries, other than acquisitions of Company capital stock pursuant to (a) the exercise of Company Equity Rights outstanding on the date of this Agreement and (b) the exercise of Company Stock Options outstanding on the date of this Agreement and vested or vesting prior to the Effective Time.

“Action” shall mean any civil, criminal, administrative or regulatory action, suit, demand, inquiry, claim, hearing, investigation or proceeding.

“Affiliate” shall mean with respect to any Person, any director or executive officer of such Person and any other Person which would constitute an “affiliate” of such Person within the meaning of Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

“Aggregate Holdback Amount” shall mean an amount equal to 10% of the Aggregate Purchase Price.

“Aggregate Purchase Price” shall mean (i) $375,000,000, minus (ii) the Indebtedness of the Company as of the Closing Date, minus (iii) any out-of-pocket costs, payables, fees and expenses incurred by the Company in connection with this Agreement and the Voting Agreement and the transactions contemplated hereby and thereby (including fees and expenses of the Company’s financial advisors, legal counsel, accountants, auditors and other advisors, and including any fees and expenses of the Company’s accountants and auditors in connection with their audit of the 2004 Financial Statements and in connection with the SAS 100 review of the Interim Financial

Statements), plus (iv) the Option Exercise Price Amount, plus (v) cash and cash equivalents held by the Company on the Closing Date.

“Aggregate Share Payment” shall mean the product obtained by multiplying (i) the Notional Payment by (ii) the Share Number.

“Agreement” shall have the meaning set forth in the paragraph preceding the Recitals.

“Articles of Merger” shall have the meaning set forth in Section 2.3.

“Assets” shall mean all of the properties and assets (real, personal or mixed, tangible or intangible, and including Intellectual Property), used or held for use in connection with or material to the continued operation of the business of the Company and its Subsidiaries, taken as a whole.

“Audit Date” shall have the meaning set forth in Section 4.7(a).

“Balance Sheet Date” shall have the meaning set forth in Section 4.7(a).

“Basket Amount” shall have the meaning set forth in Section 10.2(b).

“Business Day” shall mean any day other than a day on which banks are not required to open or are authorized to be closed in the City and County of New York, New York, or the City and County of San Francisco, California.

“Bylaws” shall have the meaning set forth in Section 2.5.

“Cap Amount” shall have the meaning set forth in Section 10.2(b).

“CGCL” shall have the meaning set forth in the Recitals.

“Certificate” shall mean any stock certificate representing duly issued and validly authorized Shares.

“Charter” shall have the meaning set forth in Section 2.4.

“Claim Notice” shall have the meaning set forth in Section 10.5.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall have the meaning set forth in Section 4.11(e).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the paragraph preceding the Recitals.

“Company Benefit Plans” shall have the meaning set forth in Section 4.11(a).

“Company Board” shall have the meaning set forth in Section 4.1.

“Company Disclosure Schedule” shall mean the disclosure schedule prepared by the Company and approved by Parent prior to the execution and delivery of this Agreement.

“Company Document” shall mean this Agreement, the Voting Agreement and each other agreement, document, instrument and certificate required to be executed by or on behalf of the Company or the Shareholders’ Representative in connection herewith or therewith.

“Company Equity Rights” shall have the meaning set forth in Section 3.1(e).

“Company ERISA Plans” shall have the meaning set forth in Section 4.11(b).

“Company Indemnified Persons” shall mean, collectively, (i) the Shareholders and the Shareholders’ Representative, (ii) each director, officer, employee, agent and representative of each Person described in clause (i) and (iii) each heir, executor and administrator of each Person described in clause (i) or (ii), in such capacity.

“Company Labor Agreements” shall have the meaning set forth in Section 4.15(b).

“Company Leases” shall have the meaning set forth in Section 4.18(b).

“Company Non-U.S. Benefit Plans” shall have the meaning set forth in Section 4.11(a).

“Company Option Plans” shall mean the Company’s 1999 Equity Incentive Plan, the 2004 Timestock Equity Incentive Plan, the 1,709,828 options granted to Dick Williams on October 1, 2001 and the 430,000 options granted to Dick Williams on September 8, 2004.

“Company Pension Plan” shall have the meaning set forth in Section 4.11(b).

“Company Permit” shall have the meaning set forth in Section 4.12.

“Company Products” shall have the meaning set forth in Section 4.17(i).

“Company Restricted Stock” shall have the meaning set forth in Section 3.1(d)(ii).

“Company Standard Form Contract” shall have the meaning set forth in Section 4.6(e).

“Company Stock Option” shall have the meaning set forth in Section 3.1(d)(i).

“Company U.S. Benefit Plans” shall have the meaning set forth in Section 4.11(b).

“Confidentiality Agreement” shall have the meaning set forth in Section 7.2(b).

“Contract” shall mean any loan agreement, indenture, letter of credit (including related letter of credit applications and reimbursement obligations), mortgage, security agreement, pledge agreement, deed of trust, bond, note, guarantee, surety obligation, warranty, license, franchise, permit, power of attorney, invoice, quotation, purchase order, lease, endorsement agreement, and other agreements, contracts, instruments, obligations, offers, commitments, plans, arrangements and understandings, written or oral, express or implied, to which a Person is a party or by which any of its properties, assets or Intellectual Property may be bound or affected, in each case as amended, supplemented, waived or otherwise modified.

“Copyrights” shall have the meaning set forth in Section 4.17(s).

“Designated Employees” shall have the meaning set forth in the Recitals.

“Dissenting Shares” shall have the meaning set forth in Section 3.3.

“Dissenting Shareholders” shall have the meaning set forth in Section 3.3.

“Effective Time” shall have the meaning set forth in Section 2.3.

“Environmental Law” shall mean any Law relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

“Equipment Line of Credit” shall mean the Amended and Restated Loan and Security Agreement, dated as of February 9, 2005, between the Company and Silicon Valley Bank.

“ERISA” shall have the meaning set forth in 4.11(a).

“ERISA Affiliate” shall mean any entity that is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code.

“Exchange Fund” shall have the meaning set forth in Section 3.2(a).

“Excluded Share” shall have the meaning set forth in Section 3.1(a).

“Final Determination Payment Date” shall have the meaning set forth in Section 3.4(c).

“Final Holdback Payment” means the remainder, if any, of (i) the Aggregate Holdback Amount, minus (ii) the aggregate amount finally determined (in accordance with Section 10.7) prior to the First Holdback Payment Date to be payable to Parent Indemnified Persons pursuant to Article X, minus (iii) the First Holdback Payment.

“Final Holdback Payment Percentage” shall mean the quotient obtained by dividing the Final Holdback Payment by the Aggregate Share Payment.

“Final Subsequent Per Option Payment” shall mean, for each Company Stock Option, the product of (a) the Notional Option Payment for such Company Stock Option multiplied by (b) the Final Holdback Payment Percentage.

“Final Subsequent Per Share Payment” shall mean the product of (a) the Notional Payment multiplied by (b) the Final Holdback Payment Percentage.

“Financial Statements” shall have the meaning set forth in Section 4.7(a).

“First Holdback Payment” shall mean the remainder, if any, of (i) the Aggregate Holdback Amount, minus (ii) the aggregate amount finally determined (in accordance with Section 10.7) prior to the First Holdback Payment Date to be payable to Parent Indemnified Persons pursuant to Article X, minus (iii) the First Holdback Reserve.

“First Holdback Payment Percentage” shall mean the quotient obtained by dividing the First Holdback Payment by the Aggregate Share Payment.

“First Holdback Payment Date” shall mean the twelve (12) month anniversary of the Closing.

“First Holdback Reserve” shall mean the aggregate of all Loss Estimates set forth in any Claim Notices that have been made, but have not been finally determined (in accordance with Section 10.7), prior to the First Holdback Payment Date.

“First Subsequent Per Option Payment” shall mean, for each Company Stock Option, the product of (a) the Notional Option Payment for such Company Stock Option multiplied by (b) the First Holdback Payment Percentage.

“First Subsequent Per Share Payment” shall mean the product of (a) the Notional Payment multiplied by (b) the First Holdback Payment Percentage.

“Fully Diluted Number” shall mean the number of Shares (other than Excluded Shares) issued and outstanding immediately prior to the Effective Time, including that number of Shares issuable upon exercise, conversion and/or exchange of all securities of the Company issued and outstanding immediately prior to the Effective Time that are or may become by their terms exercisable, convertible and/or exchangeable for Shares, including, without limitation, Company Equity Rights and Company Stock Options, whether or not they are exercisable as of the Closing Date and whether or not they have vested as of the Closing Date.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal) or (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature (including any self-regulatory organization).

“Hazardous Substance” shall mean any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material, mold or radon; and (C) any other substance which may be the subject of regulatory action by any Government Entity in connection with any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” shall mean (i) all liabilities for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, all liabilities in respect of mandatorily redeemable or purchasable capital stock or securities convertible into capital stock, and any interest, premium, fees, penalties unpaid and owing with respect to the foregoing liabilities; (ii) all liabilities for the deferred purchase price of property; (iii) all liabilities in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as capital leases; (iv) any prepayment penalties or acceleration payments payable in connection with the Merger or in connection with the prepayment of indebtedness following the Effective Time, in each case with respect to Indebtedness outstanding as of the Closing; (v) any payment obligation in respect of interest under any existing interest rate swap or hedge agreement entered into by the Company or any of its Subsidiaries with respect to any liabilities described in clauses (i) or (ii) above; (vi) any negative cash or overdraft balances; and (vii) all liabilities for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (i), (ii) or (iii) above to the extent of the obligation secured, and all liabilities as obligor, guarantor, or otherwise, to the extent of the obligation secured.

“Indemnified Person” shall have the meaning set forth in Section 10.5.

“Indemnifying Person” shall have the meaning set forth in Section 10.5.

“Indemnitors” shall mean, collectively (a) the Shareholders and (b) the Option Holders.

“Initial Option Payment” shall mean, for each Company Stock Option, the product of (a) the Notional Option Payment for such Company Stock Option multiplied by (b) the Post-Holdback Percentage.

“Initial Per Share Payment” shall mean the product of (i) the Notional Payment multiplied by (ii) the Post-Holdback Percentage.

“Intellectual Property” shall have the meaning set forth in Section 4.17(s).

“Interim Financial Statements” shall have the meaning set forth in Section 4.7(a).

“IRS” shall have the meaning set forth in Section 4.11(b).

“Knowledge” shall mean, with respect to the Company, (i) other than for purposes of Section 4.17, the actual knowledge of any of Mr. Dick Williams, Mr. Lewis Cirne or Mr. Mark Sachleben, after reasonable inquiry, and (ii) for purposes of Section 4.17, the actual knowledge of any of Mr. Dick Williams, Mr. Lewis Cirne, Mr. Mark Sachleben, Mr. Paul Melmon or Mr. Jeff Cobb, after reasonable inquiry.

“Laws” shall have the meaning set forth in Section 4.12.

“Liabilities” shall mean any debts, liabilities, obligations, claims, charges, demands and assessments of any kind, including those with respect to any Governmental Entity, whether accrued or not, known or unknown, disclosed or undisclosed, fixed or contingent, asserted or unasserted, liquidated or unliquidated, whenever or however arising (including, those arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Liens” shall have the meaning set forth in Section 5.2(b).

“Limited License” shall have the meaning set forth in Section 4.17(p).

“Loss Estimate” shall have the meaning set forth in Section 10.5.

“Losses” (including, with correlative meaning, the term “Loss”) shall mean any losses, Liabilities, settlements, Actions, judgments, deficiencies, assessments, Taxes, interest, penalties, costs, expenses (including reasonable legal, accounting and other professional fees and disbursements and expenses of investigation, preparation, defense and ongoing monitoring) and damages of any kind or nature, whether or not resulting from a claim asserted by a third-party.

“Major Customer,” shall have the meaning set forth in Section 4.6(a)(xi).

“Major Customer Contract” shall have the meaning set forth in Section 4.6(a)(xi).

“Material Adverse Effect” shall mean a material adverse effect on the financial condition, assets, liabilities, business or results of operations of the Company and its Subsidiaries taken as a whole. No such material adverse effect shall constitute a Material Adverse Effect to the extent, but only to the extent, that it results from:

(a)           changes that are the result of general economic or business conditions in the United States or Europe or acts of war or terrorism;

(b)           changes that are the result of factors generally affecting the industries or markets in which the Company operates;

(c)           changes in GAAP or the interpretation thereof or in any applicable law, rule or regulation unrelated to the Merger, after the date hereof;

(d)           any loss of, or adverse change in relationship with, the Company’s current, former or prospective customers, partners, employees or suppliers that the Company establishes through specific evidence was proximately caused by the pendency or the announcement of the transactions contemplated by this Agreement;

provided, that with respect to clauses (a), (b) and (c), such change, event, circumstance or development does not (i) primarily relate only to (or have the effect of primarily relating only to) the Company and its Subsidiaries or (ii) disproportionately adversely affect the Company and its Subsidiaries compared to other companies of similar size operating in the industry in which the Company and its Subsidiaries operate.

“Material Contract” shall have the meaning set forth in Section 4.6(a).

“Merger” shall have the meaning set forth in the Recitals.

“MergerSub” shall have the meaning set forth in the paragraph preceding the Recitals.

“MergerSub Common Stock” shall have the meaning set forth in Section 3.1(c).

“Monthly Financials” shall have the meaning set forth in Section 7.10.

“Multiemployer Plan” shall have the meaning set forth in Section 4.11(b).

“Next Tier Executives” shall have the meaning set forth in Section 8.2(e).

“Notional Payment” shall mean an amount in cash equal to the quotient obtained by dividing (i) the Aggregate Purchase Price by (ii) the Fully Diluted Number.

“Notional Option Payment” shall mean, for each Company Stock Option, an amount in cash equal to the difference obtained by subtracting (i) the exercise price of such Company Stock Option from (ii) the Notional Payment.

“Option Exercise Price Amount” shall mean the aggregate amount that would be due to the Company upon the exercise in full of all Company Stock Options outstanding immediately prior to the Effective Time, including outstanding Company Stock Options that are not then exercisable in accordance with their terms.

“Option Holdback Payments” shall mean the First Subsequent Per Option Payment (if any) and the Final Subsequent Per Option Payment (if any).

“Option Holder” shall mean a Person which holds Company Stock Options as of the Effective Time.

“Order” shall have the meaning set forth in Section 8.1(c).

“Organizational Documents” shall have the meaning set forth in Section 4.1.

“Owned Intellectual Property” shall have the meaning set forth in Section 4.17(s).

“Parent” shall have the meaning set forth in the paragraph preceding the Recitals.

“Parent Approvals” shall have the meaning set forth in Section 5.2(c).

“Parent Document” shall mean, collectively, this Agreement, the Voting Agreement and each other agreement, document, instrument and certificate required to be executed by or on behalf of Parent, MergerSub or any of their respective officers or directors in connection herewith or therewith.

“Parent Indemnified Persons” shall mean, collectively, (i) Parent and its Affiliates, (ii) each director, officer, employee, agent and representative of each Person described in clause (i), and (iii) each heir, executor and administrator of each Person described in clause (i) or (ii), in such capacity.

“Patents” shall have the meaning set forth in Section 4.17(s).

“Paying Agent” shall have the meaning set forth in Section 3.2(a).

“Per Share Holdback Payments” shall mean the First Subsequent Per Share Payment (if any) and the Final Subsequent Per Share Payment (if any).

“Per Share Merger Consideration” shall have the meaning set forth in Section 3.1(a).

“Person” shall be construed broadly and shall include any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, partnership, unincorporated organization Governmental Entity or other entity of any kind or nature.

“Post-Holdback Amount” means the remainder of (i) the Aggregate Share Payment, minus (ii) the Aggregate Holdback Amount.

“Post-Holdback Percentage” means the quotient obtained by dividing the Post-Holdback Amount by the Aggregate Share Payment.

“Preferred Shares” shall have the meaning set forth in Section 4.3(a).

“Response Date” shall have the meaning set forth in Section 10.7(a).

“Response Notice” shall have the meaning set forth in Section 10.7(a).

“Restricted Shares” shall mean those Shares that are subject to a repurchase, redemption, call, vesting period or other limitation on ownership in favor of the Company.

“Secured Loan Agreement” shall mean the Loan and Security Agreement, dated as of February 9, 2005, among the Company, Silicon Valley Bank and Gold Hill Venture Lending 03, LP.

“Series A Conversion Ratio” shall have the meaning set forth in Section 4.3(a).

“Series B Conversion Ratio” shall have the meaning set forth in Section 4.3(a).

“Series C Conversion Ratio” shall have the meaning set forth in Section 4.3(a).

“Series D Conversion Ratio” shall have the meaning set forth in Section 4.3(a).

“Share” shall have the meaning set forth in Section 3.1(a).

“Shareholder” shall mean a Shareholder of the Company immediately prior to the Effective Time.

“Shareholders’ Representative” shall have the meaning set forth in the paragraph preceding the Recitals.

“Share Number” shall mean a number of Shares equal to (x) the sum of (a) the number of Shares outstanding immediately prior to the Effective Time and (b) the number of Shares that would be obtained by exercising in full all of the Company Stock Options outstanding immediately prior to the Effective Time, including outstanding Company Stock Options that are not then exercisable in accordance with their terms, minus (y) a number of Shares equal to (a) the Option Exercise Price Amount, divided by (b) the Notional Payment.

“Software” shall have the meaning set forth in Section 4.17(s).

“Subsidiary” shall mean, with respect to the Company or Parent, as the case may be, any entity, whether incorporated or unincorporated, of which a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Takeover Statute” shall have the meaning set forth in Section 4.19.

“Tax” (including, with correlative meaning, the terms “Taxes”, and “Taxable”) shall mean all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duties, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, whether payable directly, as a result of being included in a combined-type filing group, as a transferee of assets or other property, or by contract, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” shall mean all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

“Termination Date” shall have the meaning set forth in Section 9.2.

“Third-Party Claim” shall have the meaning set forth in Section 10.5.

“Third Party Embedded Software” shall have the meaning set forth in Section 4.17(c).

“Third Party IP Licenses” shall have the meaning set forth in Section 4.17(d).

“Third-Party IP Rights” shall mean any rights to Intellectual Property licensed or otherwise granted to the Company or its Subsidiaries pursuant to any Third Party IP License.

“Third Party Licenses” shall have the meaning set forth in Section 4.17(d).

“Third Party Software Licenses” shall have the meaning set forth in Section 4.17(c).

“Top Tier Executives” shall have the meaning set forth in Section 8.2(e).

“Trademarks” shall have the meaning set forth in Section 4.17(s).

“UK Option Plan” shall mean the Company’s Enterprise Management Incentive Share Option Scheme.

“Unvested Option Holder” shall mean a Person which holds Unvested Options as of a particular date.

“Unvested Option Payment Date” shall have the meaning set forth in Section 3.1(d)(i).

“Unvested Options” shall mean Company Stock Options that remain unvested as of a particular date.

“Update Financials” shall have the meaning set forth in Section 7.10.

“Vested Option Holder” shall mean a Person which holds Vested Options as of a particular date.

“Vested Options” shall mean Company Stock Options that are vested and unexercised as of a particular date, including any Company Stock Options that become vested as a result of the consummation of the Merger.

“Voting Agreements” shall have the meaning set forth in the Recitals.

“Voting Debt” shall have the meaning set forth in Section 4.3(a).

1.2           Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning indicated throughout this Agreement.

1.3           Interpretation. (a) In this Agreement, unless the context otherwise requires, references:

(i)            to the Recitals, Articles, Sections, Exhibits or Schedules are to a Recital, Article or Section of, or Exhibit or Schedule to, this Agreement;

(ii)           to any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented or replaced from time to time, and to any section of any statute or regulation are to any successor to the section;

(iii)          to any Governmental Entity include any successor to that Governmental Entity; and

(iv)          to this Agreement are to this Agreement and the exhibits and schedules to it, taken as a whole.

(b)           The table of contents and headings contained herein are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

(c)           Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”

(d)           Whenever the words “herein” or “hereunder” are used in this Agreement, they will be deemed to refer to this Agreement as a whole and not to any specific Section, unless otherwise indicated.

(e)           The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(f)            The term “$” shall mean dollars of the United States of America.

(g)           (i) This Agreement is the result of negotiations between the parties hereto and shall not be deemed or construed as having been drafted by any one party,

(ii) each of the parties hereto and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including the exhibits hereto and the Company Disclosure Schedule) and have contributed to its preparation, (iii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (iv) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

ARTICLE II

THE MERGER

2.1           The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement and in accordance with the applicable provisions of the CGCL, at the Effective Time, MergerSub shall be merged with and into the Company and the separate corporate existence of MergerSub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue its existence under the laws of the State of California. The Merger shall have the effects specified in the CGCL. Without limiting the generality of the foregoing, upon consummation of the Merger, all the rights, privileges, immunities, powers and franchises of the Company and MergerSub shall vest in the Surviving Corporation and all restrictions, obligations, duties, debts and liabilities of the Company and MergerSub shall be the restrictions, obligations, duties, debts and liabilities of the Surviving Corporation.

2.2           Closing. The closing of the Merger (the “Closing”) shall take place (i) at the offices of Sullivan & Cromwell LLP, 1870 Embarcadero Road, Palo Alto, California at 9:00 AM on the second Business Day following the date on which the last to be fulfilled or waived of the conditions set forth in Article VIII shall be satisfied or waived in accordance with this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or (ii) at such other place and time and/or on such other date as the Company and Parent may agree (the “Closing Date”).

2.3           Effective Time. As soon as practicable following the Closing, the Company and Parent will cause articles of merger (the “Articles of Merger”) to be executed, acknowledged and filed with the Secretary of State of California as provided in Section 1103 of the CGCL. The Articles of Merger shall specify the dollar amount of the Initial Per Share Payment. The Merger shall become effective at the time when the Articles of Merger are duly filed with the California Secretary of State or at such subsequent date or time as the Company and Parent shall agree and specify in the Articles of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

2.4           The Articles of Incorporation. At the Effective Time, the articles of incorporation of the Company (the “Charter”) shall be amended to read the same as the articles of incorporation of MergerSub, as in effect immediately prior to the Effective Time, except that Article 1 of the Charter shall be amended in its entirety to read “The name of the Corporation shall be Wily Technology, Inc.”, until thereafter amended as provided therein or by applicable Law.

2.5           The Bylaws. Immediately after the Effective Time, Parent shall amend the bylaws of the Company to read the same as the bylaws of MergerSub, as in effect immediately prior to the Effective Time, except that all references to MergerSub in the bylaws of the Surviving Corporation shall be changed to refer to “Wily Technology, Inc.” (the “Bylaws”), until thereafter amended as provided therein or by applicable Law.

2.6           Directors. Immediately after the Effective Time, Parent shall take such action necessary to appoint the directors of MergerSub immediately prior to the Effective Time to be the directors of the Surviving Corporation, to hold office until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws. Prior to the Effective Time, the Company shall take all actions necessary to obtain any resignations of its directors in their capacities as such, and not in their capacities as employees (if applicable), necessary to give effect to the provisions of this Section.

2.7           Officers. Immediately after the Effective Time, Parent shall take such action necessary to appoint the officers of MergerSub immediately prior to the Effective Time to be the officers of the Surviving Corporation, to hold office until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. Prior to the Effective Time, the Company shall take all actions necessary to obtain resignations of its officers in their capacities as such, and not in their capacities as employees, necessary to give effect to the provisions of this Section.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE OF SHARES

3.1           Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a)           Merger Consideration. Each share of Common Stock, no par value per share, of the Company (a “Share” or, collectively, the “Shares”), issued and outstanding (assuming the conversion of all Preferred Shares into Shares immediately prior to the Closing) immediately prior to the Effective Time (other than (i) Shares owned by Parent or MergerSub or Shares that are held by the Company as treasury stock and in each case not held on behalf of third parties (each, an “Excluded Share” and collectively, “Excluded Shares”) and (ii) any Dissenting Shares) shall be converted into the right to receive (x) the Initial Per Share Payment, and (y) the Per Share Holdback Payments, if any (such right, the “Per Share Merger Consideration”).

(b)           Cancellation of Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

(c)           MergerSub Common Stock. Each share of common stock, no par value per share, of MergerSub (“MergerSub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation.

(d)           (i) Immediately following the Effective Time, each outstanding option to purchase Shares (a “Company Stock Option”) under the Company Option Plans and the UK Option Plan, vested or unvested, shall be terminated in exchange for the right to receive (A) the Initial Option Payment, and (B) the Option Holdback Payments, if any. Any reference to Vested Options and Unvested Options in this Agreement also refers to the right to receive the Initial Option Payment and Option Holdback Payment into which such Options were converted. Parent shall deliver (or shall cause the Surviving Corporation to deliver) to the holder of each Vested Option immediately following the Effective Date, no later than ten (10) Business Days after the Effective Time, a check for the Initial Option Payment, less applicable Taxes required to be withheld with respect to such payment. The parties hereto agree that to the extent that an Initial Option Payment and/or Option Holdback Payment becomes due after the Closing Date with respect to Unvested Options that become vested after the Closing Date as provided in this Section 3.1(d)(i), such payments in respect thereof shall be held by the Parent until the Unvested Option Payment Date (as defined below) following expiration of the applicable vesting periods. Following the end of each vesting period for each such Unvested Option in which vesting of the underlying shares of such Unvested Option would have occurred, the Company will pay, quarterly in arrears on the fifth Business Day of the first month following the applicable calendar quarter, and commencing on the first Business Day of the first month following the calendar quarter that includes the Closing Date, (each such quarterly date, an “Unvested Option Payment Date”) the Initial Option Payment and the Option Holdback Payments (in the case of the Option Holdback Payments, to the extent and in the proportion that Option Holdback Payments are eligible to be distributed to the holder of the Unvested Option pursuant to Section 3.4) with respect to those Unvested Options that vested during such calendar quarter, to the holder of such now Vested Option, less applicable Taxes required to be withheld with respect to such payment. In the event the employment of a holder of an Unvested Option terminates prior to the vesting of such Unvested Option (or a portion thereof), the Parent shall have no further obligations to make payments to such holder for any unvested amounts, but the holder shall still be entitled to receive the Initial Option Payment and the Option Holdback Payments (in the case of the Option Holdback Payments, to the extent and in the proportion that Option Holdback Payments are eligible to be distributed to the holder of the Unvested Option pursuant to Section 3.4) with respect to those Options, if any, that vested prior to or upon such termination of employment during such calendar quarter on the applicable Unvested Option Payment Date. Except as specifically provided above, following the Effective Time, the foregoing rights shall be subject to the same terms and conditions (including without limitation, exercise price, continued employment or other services, vesting schedule and acceleration of vesting) that applied to the related Company Stock Option immediately prior to the Effective Time.

(ii)           The Per Share Merger Consideration paid in respect of any share of restricted stock set forth on Schedule 3.1(d)(ii) of the Company Disclosure Schedule or issued pursuant to the early exercise of a Company Stock Option (the “Company Restricted Stock”) shall be paid (if, as and when the components thereof are paid) into an escrow account held by the Company governed by the same terms and conditions (including without limitation, vesting, transfer restrictions and repurchase rights) as were applicable to such share of Company Restricted Stock immediately prior to the Effective Time.

(iii)          At or prior to the Effective Time, the Company, the board of directors and the compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary (including, without limitation, amending the Company Option Plans) to effectuate Section 3.1(d)(i) and 3.1(d)(ii). In addition, at least ten (10) Business Days prior to the Effective Time, the Company shall provide to Parent a copy of a written acknowledgment and waiver (in form and substance reasonably satisfactory to Parent) from holders of Company Stock Options to purchase at least 90% of the Shares purchasable upon the exercise of all Company Stock Options (other than Company Stock Options granted under the UK Option Plan) and from each holder of shares of Company Restricted Stock (a) confirming the number of Company Stock Options and/or shares of Company Restricted Stock held, (b) confirming the termination of such Company Stock Options and the treatment of shares of Company Restricted Stock pursuant to this Agreement, (c) confirming that the consideration to be paid in respect of such Company Stock Options and shares of Company Restricted Stock is correct, (d) authorizing the withholding of all applicable taxes, and (e) containing such other matters as Parent may reasonably require (an “Acknowledgment and Waiver”).

(iv)          At or prior to the Effective Time, the Company, the board of directors and/or the compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary in relation to Company Stock Options granted under the UK Option Plan (including, without limitation, amending the UK Option Plan) to effectuate Section 3.1(d)(i) and 3.1(d)(ii). In addition, at least five (5) Business Days prior to the Effective Time, the Company shall provide to Parent copies of a written consent and waiver agreement (executed as a deed for English law purposes and in form and substance reasonably satisfactory to Parent) from holders of Company Stock Options granted under the UK Option Plan to purchase at least 90% of the Shares purchasable upon the exercise of all Company Stock Options granted under the UK Option Plan (a) confirming the number of Company Stock Options granted under the UK Option Plan, (b) agreeing to the termination of such Company Stock Options immediately following the Effective Time on the basis set out in Section 3.1(d)(i) and their waiver of any right to exercise such Company Stock Options, whether vested or not, at or after the Effective Time, (c) confirming that the consideration to be paid in respect of such Company Stock Options, (d) authorizing the withholding of all applicable Taxes and social security contributions including employee’s National Insurance Contributions, and (e) containing such other matters as Parent may reasonably require.

(v)           The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Stock Options or Shares of Company Restricted Stock after the Effective Time.

(vi)          All payments required to be made pursuant to this Section 3.1(d) shall be made as soon as practicable following the Effective Time, commencing on the first Business Day following the Effective Time. The parties acknowledge and agree that Parent and its Affiliates shall be entitled to receive any and all income tax deductions in respect of the cash payments made in respect of the Company Stock Options and Company Restricted Stock pursuant to Section 3.1(d)(i) and (ii).

(e)           Warrants and other Rights. The Company shall take all action necessary to ensure that (i) any rights, options, warrants or other rights or agreements of any kind that obligate the Company to issue or sell any shares of capital stock or other securities of the Company (other than Company Stock Options) (“Company Equity Rights”), that are outstanding and exercisable immediately prior to the Effective Time and that have not been exercised or cancelled prior thereto, shall terminate and be cancelled as of the Effective Time and thereafter be of no further force or effect, and (ii) no Company Equity Rights are granted after the date of this Agreement.

3.2           Payment for Shares. (a) At the Effective Time, Parent shall deposit or shall cause to be deposited with Computershare Shareholder Services, or a bank or trust company designated by Parent with the Company’s consent (the “Paying Agent”), for the benefit of the holders of Shares, an amount in cash sufficient in the aggregate to provide all funds necessary for the Paying Agent to make the Initial Per Share Payments pursuant to Section 3.1(a) in accordance with this Section 3.2 (such cash, as so deposited, the “Exchange Fund”).

(b)           Paying Agent. From and after the Effective Time, the Paying Agent shall act as paying agent in effecting the exchange of the applicable Initial Per Share Payment for Certificates that immediately prior to the Effective Time represented outstanding Shares of the Company and were converted into the right to receive the Per Share Merger Consideration therefor pursuant to Section 3.1(a). The Exchange Fund shall not be used for any other purpose.

(c)           Payment Procedures. Promptly after the Effective Time, but in no event later than five (5) Business Days following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (A) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (B) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Initial Per Share Payments. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a check in the amount (after giving effect to any required tax withholdings) to which such holder is entitled, and the Certificate so surrendered shall be cancelled forthwith. If payment is to be made to a Person other than the registered holder of the Certificate surrendered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation and the Paying Agent that such tax was paid or is not applicable. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.

(d)           Stock Transfer Books; No Further Ownership Rights. Commencing at the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Shares thereafter on the records of the Company other than as required to comply with the terms of this Agreement. At and after the Effective Time, each holder of a Certificate shall cease to have rights as a Shareholder, except for the right to surrender his or her Certificate in exchange for the applicable Per Share Merger Consideration and no transfer of Shares shall be made on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to Parent or the Surviving Corporation, they shall be cancelled and exchanged for the applicable Per Share Merger Consideration as provided for herein.

(e)           Termination of Exchange Fund. Upon the 90th day following the Closing Date, the Paying Agent’s duties shall terminate, and any cash deposited in the account of the Paying Agent shall be transferred to an account of Parent managed and held for the benefit of the holders of Shares. Thereafter, any Shareholder who has not theretofore exchanged its Shares in accordance with this Article III shall thereafter look only to Parent for payment of the applicable Initial Per Share Payment upon due surrender of their Certificates (or affidavits of loss in lieu thereof) and to Parent for the applicable Per Share Holdback Payments, if any, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Shareholders’ Representative, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f)            Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the execution by such Person of an indemnification agreement for the benefit of the Surviving Corporation, Parent and their respective agents, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Initial Per Share Payment to be paid in respect of the Share represented thereby upon due surrender of and deliverable in respect of the Shares represented by such Certificate pursuant to this Agreement.

3.3           Dissenters’ Rights. Notwithstanding anything to the contrary contained herein, Shares that are owned by holders (“Dissenting Shareholders”) who have properly demanded and perfected dissenters’ rights pursuant to the CGCL (the “Dissenting Shares”), will not be exchangeable for the Per Share Merger Consideration, and the Dissenting Shareholders will be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the CGCL, unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the CGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such rights, such holder’s Dissenting Shares will thereupon be treated as if they had been converted into and become exchangeable for, at the Effective Time, the Per Share Merger Consideration without any interest thereon. The Company will promptly give Parent notice of any demands received by the Company for dissenters’ rights, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company with respect to its Shareholders’ dissenters’ rights. Parent shall have the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the CGCL. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to any demands regarding appraisals of or payments for Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands. The Company shall comply with its obligations pursuant to Section 1301(a) of the CGCL within ten (10) calendar days following the date of this Agreement.

3.4           Per Share Holdback Payments and Option Holdback Payments. (a) Within five (5) Business Days following the First Holdback Payment Date, Parent shall pay or cause to be paid:

(i)            to each Shareholder the product of (i) the First Subsequent Per Share Payment, multiplied by (ii) the number of Shares held by such Shareholder immediately prior to the Effective Time; and

(ii)           to each Vested Option Holder as of the First Holdback Payment Date, the First Subsequent Per Option Payment payable with respect to the Vested Options held by such Vested Option Holder as of the First Holdback Payment Date.

(b)           On or after the date that is five (5) Business Days following the First Holdback Payment Date, each Unvested Option Holder as of the First Holdback Payment Date shall be entitled to receive the First Subsequent Per Option Payment with respect to the Unvested Options held by such Unvested Option Holder under Section 3.1(d)(i) as of the First Holdback Payment Date.

(c)           Within five (5) Business Days following the final determination (in accordance with Section 10.7) of all claims to which the First Holdback Reserve relates (the “Final Determination Payment Date”), Parent shall pay or cause to be paid:

(i)            to each Shareholder the product of (i) the Final Subsequent Per Share Payment, multiplied by (ii) the number of Shares held by such Shareholder immediately prior to the Effective Time; and

(ii)           to each Vested Option Holder as of the Final Determination Payment Date, the Final Subsequent Per Option Payment payable with respect to the Vested Options held by such Vested Option Holder as of the Final Determination Payment Date.

(d)           On or after the date that is the Final Determination Payment Date, each Unvested Option Holder as of the Final Determination Payment Date shall become eligible to receive the Final Subsequent Per Option Payment with respect to the Unvested Options held by such Unvested Option Holder under Section 3.1(d)(i) as of the Final Determination Payment Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Subject to such exceptions as are specifically disclosed in the appropriately corresponding section of the Company Disclosure Schedule (it being understood and agreed that only disclosures that are set forth in the corresponding section of the Company Disclosure Schedule or are otherwise manifestly related to the representation or warranty in question under a plain reading of the Company Disclosure Schedule shall cause an item in the Company Disclosure Schedule to operate as an exception to a representation or warranty) Company hereby represents and warrants to Parent and MergerSub that:

4.1           Organization, Good Standing and Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority when taken together with all other such failures, has not had, and is not reasonably likely to have, a Material Adverse Effect. The Company has made available to Parent a complete and accurate copy of the Company’s and its Subsidiaries’ articles or certificates of incorporation and by-laws (or equivalent governing instruments), each as amended to the date hereof (the “Organizational Documents”). The Organizational Documents so delivered are in full force and effect. The Company has made available to Parent complete and accurate copies of the minutes of all meetings of the shareholders, the Company Board and each committee of the Board of Directors of the Company (the “Company Board”) and each of its Subsidiaries held between January 5, 1998 and the date hereof. Section 4.1 of the Company Disclosure Schedule contains a complete and accurate list of (x) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (y) each jurisdiction where the Company and each of its Subsidiaries is organized and qualified to do business.

4.2           Books and Records. The books of account, minute books, stock record books, and other records of the Company and its Subsidiaries, all of which have been made available to Parent, are complete and correct, in all material respects, and have been maintained in accordance with sound business and accounting practices. The minute books of the Company and its Subsidiaries contain accurate summaries, in all material respects, of all meetings held by, and corporate action taken by, the shareholders, the boards of directors, and committees of the boards of directors of the Company and its Subsidiaries, and no meeting of any such shareholders, board of directors or committee has been held where material matters were approved, voted upon or acted upon for which minutes have not been prepared and are not contained in such minute books.

4.3           Capital Structure. (a) The authorized capital stock of the Company consists of 46,000,000 Shares, of which 5,213,321 Shares were outstanding as of the close of business on January 4, 2006, and 21,700,000 shares of Preferred Stock, no par value per share (the “Preferred Shares”), comprising (A) 3,000,000 shares of Series A Preferred Stock, 2,861,408 of which were outstanding as of the close of business on January 4, 2006, (B) 10,000,000 shares of Series B Preferred Stock, of which 8,815,404 were outstanding as of the close of business on January 4, 2006, (C) 5,850,000 shares of Series C Preferred Stock, of which 5,576,208 were outstanding as of the close of business on January 4, 2006, and (D) 2,850,000 shares of Series D Preferred Stock, of which 2,510,840 were outstanding as of the close of business on January 4, 2006. Immediately prior to the Effective Time, following conversion of all of the outstanding Preferred Shares (assuming the issuance of Preferred Shares upon the exercise of any outstanding Company Equity Rights) into Shares, not more than 25,072,310 Shares, plus any Shares issued upon exercise vested Company Stock Options between the date of this Agreement and the Effective Time, will be outstanding. All of the issued and outstanding Shares and Preferred Shares have been duly authorized, validly issued and are fully paid and nonassessable, and have been issued in compliance with all applicable Laws. Other than (x) 1,532,000 Shares reserved for issuance under the Company Option Plans, (y) 19,858,989 Shares reserved for issuance upon conversion of the Preferred Shares (including those issuable upon exercise of the Company Equity Rights), and (z) 95,129 Shares reserved for issuance upon exercise of certain Company Equity Rights, the Company had no Shares or Preferred Shares reserved for issuance as of the date of this Agreement. Section 4.3 of the Company Disclosure Schedule contains a list, which is true and complete in all material respects, of each Company Stock Option and Company Equity Right outstanding as of the date of this Agreement, including (i) the name and address of the holder, (ii) the type of security, (iii) the number of Shares subject to such Company Stock Option or Company Equity Right, (iv) the exercise price of such Company Stock Option or Company Equity Right, (v) the date on which such Company Stock Option or Company Equity Right was granted, (vi) the applicable vesting schedule (including any potential acceleration of such vesting), (vii) whether early exercise rights apply to such Company Stock Option or Company Equity Right, and (viii) the date on which such Company Stock Option or Company Equity Right expires. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company, free and clear of any Lien. Except as set forth above and in Section 4.3 of the Company Disclosure Schedule, there are no outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, calls, commitments, preemptive or other rights or agreements of any kind that obligate the Company or any of its Subsidiaries to repurchase, redeem, acquire, issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or that give any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except for the Voting Agreements, the Fourth Amended and Restated Investors’ Rights Agreement dated as of December 21, 2004 and the Fourth Amended and Restated Co-Sale and Voting Agreement dated as of December 21, 2004, there are no voting agreements, trusts, proxies or other agreements, instruments or undertakings with respect to the voting of the capital stock of the Company to which the Company or, to the Company’s Knowledge, any shareholder is a party. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible by their terms into or exercisable for securities having the right to vote) with the shareholders on any matter (“Voting Debt”). As of the date hereof, the outstanding shares of the Company’s capital stock are owned of record as set forth in Section 4.3 of the Company Disclosure Schedule. Section 4.3 of the Company Disclosure Schedule sets forth the applicable conversion ratio under the Company’s articles of incorporation pursuant to which (i) the holders of the Company’s Series A Preferred Stock are entitled to convert their shares of Series A Preferred Stock to Shares immediately prior to the Effective Time (the “Series A Conversion Ratio”), (ii) the holders of the Company’s Series B Preferred Stock are entitled to convert their shares of Series B Preferred Stock to Shares immediately prior to the Effective Time (the “Series B Conversion Ratio”), (iii) the holders of the Company’s Series C Preferred Stock are entitled to convert their shares of Series C Preferred Stock to Shares immediately prior to the Effective Time (the “Series C Conversion Ratio”) and (iv) the holders of the Company’s Series D Preferred Stock are entitled to convert their shares of Series D Preferred Stock to Shares immediately prior to the Effective Time (the “Series D Conversion Ratio”).

(b)           Section 4.3(b) of the Company Disclosure Schedule sets forth a complete and accurate list of the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any Person other than a Subsidiary of the Company. The Company does not own, directly or indirectly, any voting interest in any Person that requires an additional filing by Parent under the HSR Act or comparable foreign antitrust or competition Laws.

4.4           Corporate Authority; Approval. (a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. Assuming the due authorization, execution and delivery of this Agreement by Parent and MergerSub, this Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)           The board of directors of the Company has unanimously (i) determined that the Merger is fair to and in the best interests of the Company and its shareholders, (ii) adopted this Agreement in accordance with the provisions of the CGCL, (iii) directed that this Agreement and the Merger be submitted to the holders of Common Stock and Preferred Stock of the Company for their adoption and approval and (iv) resolved to recommend that the holders of Common Stock and Preferred Stock of the Company vote in favor of the adoption of this Agreement and the approval of the Merger. No other corporate proceedings are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than the filing and recordation of the Articles of Merger and such other documents as required by the CGCL).

(c)           The Merger has been approved by the Company’s shareholders in accordance with the CGCL.

4.5           No Conflict; Governmental Filings. (a) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby do not and will not constitute or result in (i) a conflict with, or a breach or violation of, the Company’s or any of its Subsidiaries’ Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.5(b) have been obtained and all filings and obligations described in Section 4.5(b) have been made or complied with, a conflict with or violation of any Law applicable to the Company or any Subsidiary or by which any material property or Asset of the Company or any Subsidiary is bound or affected, (iii) a breach or violation of, a default under, the acceleration of any obligations under, or the creation of any Lien (with or without notice, lapse of time or both) on the Assets of the Company or any of its Subsidiaries pursuant to, any Contract binding upon the Company or any of its Subsidiaries or any Law or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or (iv) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clauses (ii), (iii) or (iv) above, for any conflict, breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Section 4.5 of the Company Disclosure Schedule sets forth a correct and complete list of Contracts of the Company and its Subsidiaries pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clauses (ii), (iii) and (iv) above).

(b)           Other than (i) the filings and/or notices (A) pursuant to Section 2.3, (B) under the HSR Act, and (C) with and to the German and Austrian antitrust and/or competition authorities, and (ii) such other consents, approvals, orders, authorizations, registrations, or filings that, if not obtained or made, would not, individually or in the aggregate, prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from any Governmental Entity, in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby.

(c)           Section 4.5(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all material claims held by the Company or any of its Subsidiaries, as creditors or claimants, with respect to debtors or debtors-in-possession subject to proceedings under Chapter 11 of Title 11 of the United States Code, together with a complete and accurate list of all orders entered by the applicable United States Bankruptcy Court with respect to each such proceeding.

(d)           The Company and its Subsidiaries have obtained all approvals necessary for exporting the Company Products outside of the United States and importing the Company Products into each country in which any Company Product is currently authorized by the Company or its Subsidiaries to be sold or licensed for use. All such export and import approvals in the United States and throughout the world are current, valid and in full force and effect.

4.6           Contracts. (a) For purposes of this Agreement, “Material Contract” shall mean:

(i)            any employment, service or consulting Contract or similar arrangement pursuant to which the Company has any material continuing obligations with any current or former executive officer or other employee of the Company or member of the Company Board, other than those that are terminable by the Company or any of its Subsidiaries on no more than thirty (30) days’ notice without liability or financial obligation to the Company or any of its Subsidiaries;

(ii)           any Contract, other than a Contract or arrangement referred to in clause (i) above, between or among the Company or any of its Subsidiaries, on the one hand, and any officer, director or shareholder of the Company or any of its Subsidiaries or an Affiliate of such Person, on the other hand;

(iii)          (A) any Contract containing any covenant granting any exclusivity rights or limiting in any respect the right of the Company or any of its Affiliates to engage in any line of business, compete with any Person in any line of business or to compete with any party or the manner or locations in which any of them may engage, (B) any Contract granting “most favored nation” status that, following the Merger, would in any way apply to Parent or any of its Subsidiaries, including the Company and its Subsidiaries, or (C) any Contract otherwise prohibiting or limiting the right of the Company or any of its Affiliates to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any material Intellectual Property rights of the Company or any of its Subsidiaries;

(iv)          any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries (including, without limitation, joint venture, partnership or other similar agreements);

(v)           any Contract where the Company or its Subsidiaries provides access to source code to any third party for all or any portion of any Company Product or Owned Intellectual Property in any circumstance other than pursuant to the terms of a source code escrow agreement or similar Contract;

(vi)          any Contract to license or otherwise authorize any third party to manufacture, reproduce, develop or modify any portion of the Company’s products, services or technology or any Contract to sell or distribute any of the Company’s products, services or technology, except with respect to all the foregoing (A) Contracts with distributors, sales representatives or other resellers in the ordinary course of business, (B) Contracts allowing internal limited use copies to be made by end-user customers in the ordinary course of business, or (C) subcontractors in the ordinary course of business;

(vii)         any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to Indebtedness, the borrowing of money or the extension of credit, other than accounts receivables and payables in the ordinary course of business;

(viii)        any settlement agreement entered into within three (3) years prior to the date of this Agreement, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business in connection with the routine cessation of such employee’s or independent contractor’s employment with the Company, or (B) settlement agreements for cash only (which has been paid) that do not exceed $100,000 as to such settlement;

(ix)           any Contract not described in clause (iii) above under which the Company or any of its Subsidiaries has licensed or otherwise made available any Owned Intellectual Property or Third Party License to a third party, other than to consultants, temporary employees and testers subject to confidentiality obligations to the Company or its Subsidiaries, customers, distributors and other resellers in the ordinary course of business;

(x)            any Contract under which the Company or any of its Subsidiaries has received a Third Party License, but excluding generally commercially available, off-the-shelf software programs with a purchase price of less than $5,000 per unit;

(xi)           any Contract between the Company or any of its Subsidiaries and any current customer of the Company and its Subsidiaries with respect to which the Company and its Subsidiaries recognized cumulative revenue during the twelve-month period ended December 31, 2004 in excess of $200,000 (each such customer, a “Major Customer,” and each Contract referenced in this Section 4.6(a)(xi), a “Major Customer Contract”);

(xii)          any Contract that is reasonably expected to have aggregate future sums due from the Company or any of its Subsidiaries in excess of $100,000 and is not terminable by the Company or any such Subsidiary (without penalty or payment) on ninety (90) (or fewer) days’ notice; or

(xiii)         any Contracts that result in any Person holding a power of attorney from the Company or any of its Subsidiaries that relates to the Company, any of its Subsidiaries or their respective businesses;

(xiv)        any other Contract (A) with any Affiliate of the Company (other than its Subsidiaries), (B) with a Governmental Entity (other than ordinary course Contracts with governmental authorities as a customer), (C) with investment bankers, financial advisors, attorneys, accountants or other advisors retained by the Company or any of its Subsidiaries involving payments by or to the Company or any of its Subsidiaries of more than $100,000, (D) providing for indemnification by the Company or any of its Subsidiaries of any Person, except for any such Contract that (x) is not material to the Company or any of its Subsidiaries or (y) was entered into in the ordinary course of business, (E) containing a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries have agreed not to acquire assets or securities of another Person, or (F) relating to currency hedging or similar transactions.

(b)           Section 4.6(b) of the Company Disclosure Schedule sets forth a list (arranged in clauses corresponding to the clauses set forth in Section 4.6(a)) of all Material Contracts to which the Company or any of its Affiliates is a party or bound by as of the date hereof. A complete and accurate copy of each Material Contract has been made available to Parent (including all amendments, modifications, extensions, renewals, guarantees or other Contracts with respect thereto, but excluding all names, terms and conditions that have been redacted in compliance with applicable Laws governing the sharing of information). Neither the Company nor any Subsidiary has agreed, orally or in writing, to any material modification, amendment or addition to any such Material Contract and neither the Company nor any Subsidiary has entered into any additional Contract with any party to a Material Contract, the subject matter of which is substantially similar to such Material Contract.

(c)           All Material Contracts are valid and binding and in full force and effect, except to the extent they have previously expired in accordance with their terms or for such failures to be valid and binding or in full force and effect (i) that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect or (ii) that, without the Knowledge of the Company, have been caused by a party other than the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has violated, and to the Knowledge of the Company, no other party to any of the Material Contracts has violated, any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect. Except as set forth in Section 4.6(c) of the Company Disclosure Schedule, to the Knowledge of the Company, immediately following consummation of the Merger, each Material Contract will be valid, binding, and enforceable by the Surviving Corporation.

(d)           As of the date hereof, during the last twelve (12) months, to the Knowledge of the Company, none of the Major Customers has terminated or failed to renew any of its Major Customer Contracts and neither the Company nor any of its Subsidiaries has received any written notice of termination from any of the Major Customers. To the Knowledge of the Company, no Major Customer intends to terminate or fail to renew a Major Customer Contract. The cumulative revenue recognized by the Company and its Subsidiaries from the Major Customer Contracts during the twelve-month period ended December 31, 2004 represents more than 60% of the Company’s total revenue for such period.

(e)           Attached at Section 4.6(e) of the Company Disclosure Schedule is a copy of each of the standard form Contracts currently in use by the Company or any of its Subsidiaries (including, without limitation, end user, partnership, maintenance, professional services and reseller standard form Contracts) in connection with their respective businesses (each, a “Company Standard Form Contract”).

(f)            Section 4.6(f) of the Company Disclosure Schedule sets forth a complete and accurate list of all active vendors, resellers and distributors or similar Persons through which any Company Product is marketed, sold or otherwise distributed. Each reseller and distributor agreement of the Company and its Subsidiaries is terminable by the Company or its Subsidiary (without penalty or cost) upon 90 days’ or less notice.

4.7           The Company Financial Statements. (a) Section 4.7(a) of the Company Disclosure Schedule contains: (i) the Company’s audited consolidated balance sheet as of December 31, 2004 (the “Audit Date”) and the related audited consolidated statements of operations, consolidated statements of convertible preferred stock and shareholders’ deficit and consolidated statements of cash flows for the year ended December 31, 2004, together with all related notes and schedules (collectively the “2004 Financial Statements”) and (ii) the Company’s unaudited consolidated balance sheet as of September 30, 2005 (the “Balance Sheet Date”) and the unaudited consolidated statements of operations, convertible preferred stock and shareholders deficit and cash flows for the nine months ended September 30, 2004 and 2005 (the “Interim Financial Statements” and, together with the 2004 Financial Statements, the “Financial Statements”). The Financial Statements fairly present, and the Update Financials will fairly present, the consolidated financial position of the Company and its Subsidiaries and the results of operations and cash flows of the business of the Company and its Subsidiaries as of the dates thereof and for the periods set forth therein in all material respects, except as otherwise noted therein (subject, in the case of unaudited statements, to notes and normal, recurring year-end adjustments that are not expected to be material in effect either individually or in the aggregate). The Financial Statements have been prepared, and the Update Financials will be prepared, in each case, in accordance with GAAP consistently applied during the periods involved, except as may be noted therein (subject, in the case of unaudited statements, to notes and normal, recurring year-end audit adjustments that are not expected to be material in effect). There are no off-balance sheet structures or transactions with respect to the Company or any of its Subsidiaries.

(b)           The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies in the design or operation of internal controls that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and has identified for the Company’s auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has made available to Parent (i) a summary of all disclosure referenced by (A) and (B) above, made by management to the Company’s auditors and audit committee and (ii) any other material communication made by management or the Company’s auditors to the audit committee required or contemplated by the audit committee’s charter. No material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to Parent a summary of all material complaints or concerns relating to other matters through the Company’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Laws (as hereinafter defined). No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.

4.8           Absence of Certain Changes. Since the Balance Sheet Date and on or prior to the date of this Agreement, except as specifically set forth in Section 4.8 of the Company Disclosure Schedule and except to the extent recorded or accrued on the consolidated balance sheet of the Company as of the Balance Sheet Date, (a) the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction (except the transactions contemplated by this Agreement) other than according to, the ordinary and usual course of such business, (b) there has not been any Material Adverse Effect and (c) neither the Company nor any of its Subsidiaries have:

(a)           (i) issued, sold, pledged, disposed of or encumbered any capital stock owned by it in any of its Subsidiaries; (ii) amended its certificate of incorporation or by-laws; (iii) split, combined or reclassified its outstanding shares of capital stock; (iv) declared, set aside or paid any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its direct or indirect wholly owned Subsidiaries; or (v) purchased, redeemed or otherwise acquired, or permitted any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, except (A) pursuant to the exercise of Company Equity Rights or Company Stock Options, (B) upon conversion of the Preferred Shares or (C) the repurchase of Restricted Shares at their original issue price in connection with the termination of a holder’s employment with, or services to, the Company;

(b)           (i) issued, sold, pledged, disposed of or encumbered any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any Voting Debt or any other property or assets (other than shares of Company Common Stock issuable pursuant to options outstanding on the date hereof); (ii) transferred, leased, licensed, guaranteed, sold, mortgaged, pledged, disposed of, abandoned, canceled, surrendered or allowed to lapse or expire or encumbered any material property or material assets (including capital stock of any of its Subsidiaries) or business other than licenses of Company Products entered into in the ordinary course of business;

(c)           restructured, recapitalized, reorganized or completely or partially liquidated the Company or any of its Subsidiaries or adopted a plan of complete or partial liquidation or otherwise entered into any agreement or arrangement imposing material changes or restrictions on the operation of its assets or those of any of its Subsidiaries, product lines or businesses, or its or their interests therein, or adopted resolutions providing for or authorizing any of the foregoing;

(d)           acquired (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, or (ii) any material assets or businesses, except purchases of inventory and raw materials in the ordinary course of business;

(e)           (i) incurred any Indebtedness or guaranteed any Indebtedness of another Person (other than pursuant to equipment lease borrowings in the ordinary course of business), (ii) issued, sold or amended any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guaranteed any debt securities of another Person, entered into any “keep well” or other agreement to maintain any financial statement condition of another Person or entered into any arrangement having the economic effect of any of the foregoing, (iii) made any loans, advances (other than routine travel advances to employees of the Company and its Subsidiaries in the ordinary course of business, not exceeding $10,000 for any individual employee for any single trip and not exceeding $30,000 in the aggregate) or capital contributions to, or investment in, any other Person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, or (iv) other than in the ordinary course of business, entered into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

(f)            made any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $100,000 in the aggregate for the Company and its Subsidiaries, taken as a whole, other than as set forth in the Company’s budget for capital expenditures previously made available to Parent;

(g)           made any material changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(h)           entered into, renewed, modified, amended, terminated, waived, delayed the exercise of, released or assigned any material rights or claims under, any Material Contract;

(i)            (i) taken any action with respect to, adopted, entered into, terminate or amend any employment (whether at will or otherwise), severance, change in control, retirement, retention, welfare, incentive or similar agreement, arrangement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (ii) increased in any respect the compensation or fringe benefits of, or paid any bonus to, any director, officer, employee or consultant, (iii) amended or accelerated the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (iv) paid any benefit not provided for at the time payment was made under any Company Benefit Plan, (v) granted any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or removed existing restrictions in any benefit plans or agreements or awards made thereunder, or (vi) took any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan;

(j)            initiated, settled or compromised any material litigation, claim, grievance, charge or proceeding;

(k)           made any changes in credit, billing, collection or discount terms applicable to customers, or in payment terms applicable to suppliers;

(l)            made or rescinded any Tax election, amended any Tax Return, settled or otherwise finally resolved any material tax controversy, or permitted any insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated except in the ordinary course of business; or

(m)          authorized any of, or committed, resolved or agreed, in writing or otherwise, to take, any of the foregoing actions.

4.9           Litigation, Judgments and Orders. Other than as set forth in Section 4.9 of the Company Disclosure Schedule, there are (a) no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries and (b) to the Knowledge of the Company, no facts or circumstances that are reasonably likely to result in any such actions, suits, claims, hearings, investigations or proceedings. None of the Company or its Subsidiaries, or any material property or Asset of the Company or any of its Subsidiaries is subject to any settlement or similar agreement with any Governmental Entity, or to any order, judgment, decree, injunction or award of any Governmental Entity.

4.10         Undisclosed Liabilities. Except as set forth in Section 4.10 of the Company Disclosure Schedule, the Company and its Subsidiaries do not have any liabilities or obligations of any nature (whether known, unknown, absolute, accrued, choate, inchoate, contingent or otherwise, whether direct or indirect, or as guarantor or otherwise with respect to any liability or obligation of any other Person and whether due or to become due), except (a) as and to the extent disclosed on and adequately reserved against in the Financial Statements, (b) for liabilities and obligations under the Material Contracts listed in Section 4.6(b) of the Company Disclosure Schedule (other than liabilities for any breach thereof), (c) for liabilities and obligations under any other Contracts entered into in the ordinary course of business (other than liabilities for any breach thereof), (d) for accounts payable and payroll obligations incurred in the ordinary course of business since the Balance Sheet Date, and (e) liabilities and obligations in the aggregate amount not exceeding $100,000 incurred since the Balance Sheet Date in the ordinary course of business.

4.11         Employee Benefits. (a) All benefit and compensation plans, policies or arrangements covering current or former employees, independent contractors, consultants, temporary employees and current or former directors of the Company or any of its Subsidiaries, that are “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other written plan, policy or arrangement (whether or not subject to ERISA) involving direct or indirect compensation currently maintained by the Company or any of its Subsidiaries (or in respect of which the Company or any of its Subsidiaries has any outstanding liability) and covering current or former employees, independent contractors, consultants, temporary employees and current or former directors of the Company or any of its Subsidiaries, including insurance coverage, vacation, loans, fringe benefits, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation, stock based or other forms of incentive compensation, bonus or post-retirement compensation or benefits (the “Company Benefit Plans”), other than Company Benefit Plans maintained outside of the United States primarily for the benefit of employees working outside of the United States

(such plans hereinafter being referred to as “Company Non–U.S. Benefit Plans”), are listed on Section 4.11(a)(1) of the Company Disclosure Schedule. Complete and accurate copies of all Company Benefit Plans listed on Section 4.11(a)(1) of the Company Disclosure Schedule and, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements, forming a part of any Company Benefit Plans, and all amendments thereto have been provided or made available to Parent. Section 4.11(a)(2) of the Company Disclosure Schedule identifies each employee or other service provider covered by any change in control or retention agreement of the Company or any of its Subsidiaries and complete and accurate copies of the forms of each such agreement have been provided or made available to Parent, and neither the Company nor any of its Subsidiaries has entered into any such agreement since December 31, 2004.

(b)           All Company Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”) and Company Non–U.S. Benefit Plans (collectively, “Company U.S. Benefit Plans”), are in substantial compliance with ERISA, the Code and other applicable Laws. Each Company U.S. Benefit Plan that is subject to ERISA (the “Company ERISA Plans”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the “IRS”) covering all tax Law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Company is not aware of any circumstances likely to result in the loss of the qualification of such Plan under Section 401(a) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any material liability under Section 4071 of ERISA.

(c)           None of the Company Pension Plans is (i) subject to Section 302 of ERISA, Section 412 of the Code, or Title IV of ERISA, or (ii) a Multiemployer Plan, nor does the Company nor any of its Subsidiaries have any liability, contingent or otherwise, in respect of any employee pension benefit plan described in clauses (i) or (ii) of this Section 4.11(c).

(d)           All contributions required to be made under each Company Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each Company Benefit Plan have been properly accrued and reflected in the Financial Statements. Neither any Company Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no Company ERISA Affiliate has an outstanding funding waiver. It is not reasonably anticipated that required minimum contributions to any Company Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code. Neither the Company nor any of its subsidiaries has provided, or is required to provide, security to any Company Pension Plan or to any single-employer plan of a Company ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(e)           As of the date hereof, there is no material pending or, to the Knowledge of the Company, threatened litigation relating to the Company Benefit Plans. Except for the health benefits that are required to be provided in accordance with Section 4980B of the Code (commonly referred to as “COBRA”), neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Company ERISA Plan or collective bargaining agreement. The Company or its Subsidiaries may amend or terminate any such Company Benefit Plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(f)            There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Section 4.11(f) of the Company Disclosure Schedule sets forth a complete and accurate list of all contracts, plans or arrangements obligating the Company or any of its Subsidiaries to pay severance to any current or former directors, employees, independent contractors or consultants of the Company or any of its Subsidiaries, except for obligations pursuant to, required by or arising under applicable Law. Except pursuant to retention or other agreements set forth on Section 4.11(f) of the Company Disclosure Schedule, neither the execution of this Agreement, shareholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (w) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Benefit Plans, (y) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Company Benefit Plans or (z) result in payments under any of the Company Benefit Plans that would not be deductible under Section 162(m) of the Code.

(g)           Each Company Benefit Plan that is a non-qualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 since January 1, 2005 and the Company and its Subsidiaries are not

reasonably expected to have any future tax withholding obligation in respect of Section 409A under any Company Benefit Plan.

(h)           All Company Non-U.S. Benefit Plans comply in all material respects with applicable local Law. All Company Non-U.S. Benefit Plans are listed on Section 4.11(h) of the Company Disclosure Schedule. The Company and its subsidiaries have no material unfunded liabilities with respect to any such Company Non-U.S. Benefit Plan. As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened litigation relating to Company Non-U.S. Benefit Plans that has resulted in, or is reasonably likely to result in, a material expense in respect of the Company or any of its Subsidiaries.

(i)            Section 4.11(i) of the Company Disclosure Schedule contains a complete and accurate list of all employees, independent contractors and temporary employees of the Company and its Subsidiaries and lists each such Person’s name, title, location, base salary, bonus paid in 2005 and active or part time status.

4.12         Compliance with Laws; Permits. The businesses of each of the Company and its Subsidiaries have been, and are being, conducted in compliance with all federal, state, local or foreign laws, statutes, ordinances, rules, regulations, judgments, orders, injunctions, decrees, arbitration awards, agency requirements, licenses and permits of all Governmental Entities (collectively, “Laws”), except for violations or possible violations that, individually or in the aggregate, (i) have not had, and are not reasonably likely to have, a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and (ii) have not resulted, and are not reasonably likely to result in, the imposition of a criminal fine, penalty or sanction against the Company, any of its Subsidiaries or any of their respective directors or officers. To the Knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated, to the Knowledge of the Company, an intention to conduct any such investigation or review. No material change is required in the Company’s or any of its Subsidiaries’ processes, properties or procedures in order to bring them into material compliance with any such Laws, and the Company has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. The Company and its Subsidiaries each have all governmental permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted (each, a “Company Permit”) except those the absence of which, individually or in the aggregate, have not had, and are not reasonably likely to have a Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement. No Company Permit will cease to be effective as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

4.13         Environmental Matters. Except as set forth in Section 4.13 of the Company Disclosure Schedule: (a) the Company and its Subsidiaries have complied at all times in all material respects with all applicable Environmental Laws; (b) to the Knowledge of the Company, no property currently or formerly owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance that could require remediation or result in liability pursuant to any Environmental Law; (c) neither the Company nor any of its Subsidiaries is subject to material liability for any Hazardous Substance disposal or contamination by the Company on any third party property; (d) neither the Company nor any of its Subsidiaries has released any Hazardous Substance; (e) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, material claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to material liability under any Environmental Law; (f) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party relating to material liability or obligations concerning any Environmental Law or otherwise relating to any Hazardous Substance; (g) there are no other circumstances or conditions involving the Company or any of its Subsidiaries that are reasonably likely to result in any material claim, material liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (h) the Company has made available to Parent copies of all written environmental reports, studies, assessments, sampling data and any other material environmental information in its possession relating to the Company or its Subsidiaries or their respective current and former properties or operations.

4.14         Taxes. (a) The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid or accrued for all Taxes that are required to be paid with respect to the taxable periods covered by such Tax Returns or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, other than those currently payable without penalty or interest or being contested in good faith; and (iii) have not waived any statutory period of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(b)           As of the date hereof, there are not pending or, to the Knowledge of the Company, threatened in writing any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. No claim has ever been made that any of the Company or its Subsidiaries are subject to Tax in a jurisdiction in which it does not file a Tax Return. There are no unresolved questions or claims concerning the Company’s or any of its Subsidiaries’ Tax liability that are, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

(c)           The Company has made available to Parent complete and accurate copies of the United States Federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 31, 2004, December 31, 2003 and December 31, 2002. There are no outstanding rulings, or requests for rulings, with any Tax authority, addressed to the Company or any of its Subsidiaries that are, or if issued would be, binding upon the Company or any of its Subsidiaries.

(d)           Neither the Company nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes in excess of the amounts accrued with respect thereto that are reflected in the most recent Financial Statements. There are no liens for Taxes (other than Taxes not yet due and payable) on any of the assets of the Company or its Subsidiaries.

(e)           None of the Company or any of its Subsidiaries has any liability for Taxes of any Person other than members of the tax consolidated group of which the Company is the common parent.

(f)            None of the Company or any of its Subsidiaries was the distributing corporation or the controlled corporation in a distribution intended to qualify under Section 355(a) of the Code.

(g)           Neither the Company nor any of its Subsidiaries has engaged in any transaction that is the same as, or substantially similar to, a transaction which is a “reportable transaction” for purposes of § 1.6011-4(b) (including without limitation any transaction which the IRS has determined to be a “listed transaction” for purposes of § 1.6011-4(b)(2)). None of the Company or any of its Subsidiaries has engaged in a transaction of which it made disclosure to any taxing authority to avoid penalties. None of the Company or any of its Subsidiaries has participated in a “tax amnesty” or similar program offered by any tax authority to avoid the assessment of penalties or other additions to Tax.

(h)           Except as otherwise disclosed, neither the Company nor its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “Closing Agreement” as described by section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (ii) intercompany transactions or excess loss accounts described in Treasury Regulations under section 1502 (or any corresponding or similar provision of state, local, or foreign income Tax law); (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.

(i)            As a result of the Merger, neither the Company nor Parent nor any Affiliate of either of them will be obligated to make a payment to a Person that will be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code.

4.15         Labor Matters. (a) Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there pending or, to the Knowledge of the Company, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. Except as set forth in Section 4.15(a) of the Company Disclosure Schedule, to the Knowledge of the Company, no officer or key employee of the Company or any of its Subsidiaries intends to terminate employment with the Company or its Subsidiary, as applicable.

(b)           There are no labor or collective bargaining agreements, Contracts or other agreements or understandings with a labor union or labor organization to which the Company or any of its Subsidiaries is party or by which any of them are otherwise bound (collectively, the “Company Labor Agreements”).

4.16         Insurance. Section 4.16 of the Company Disclosure Schedule sets forth a schedule of the Company’s and its Subsidiaries’ directors’ and officers’ liability insurance and primary and excess casualty insurance policies, providing coverage for bodily injury and property damage to third parties, including products liability and completed operations coverage, and worker’s compensation, in effect as of the date of this Agreement. The Company and its Subsidiaries maintain insurance coverage reasonably adequate for all normal risks incident to the operation of the business of the Company and its Subsidiaries (taking into account the cost and availability of such insurance). Since January 1, 2002, no insurer of the Company or any of its Subsidiaries has (a) cancelled or invalidated any insurance policy of the Company or any of its Subsidiaries or (b) refused any coverage or rejected any material claim under any such insurance policy. Each such insurance policy is in full force and effect and all premiums due with respect to all such insurance policies have been paid.

4.17         Intellectual Property. (a) Section 4.17(a) of the Company Disclosure Schedule sets forth, for the Owned Intellectual Property, a complete and accurate list of all Patents, Trademarks, domain name registrations, and Copyrights indicating for each, the applicable jurisdiction, registration number (or application number) and date issued (or date filed).

(b)           All Trademarks, Patents and Copyrights listed in Section 4.17(a) of the Company Disclosure Schedule are currently in compliance in all material respects with all legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications with respect to such Trademarks, and the payment of filing, examination and annuity and maintenance fees and proof of working or use with respect to such Patents), are valid and enforceable and, except as set forth in Section 4.17(b) of the Company Disclosure Schedule, are not subject to any maintenance fees or actions falling due within one hundred and eighty (180) days after the date hereof. Company is not currently involved with, nor is Company aware of any justification for, any opposition or cancellation proceeding for any Trademarks and no such action has been threatened in writing with respect to any of such Trademarks or such trademark registration applications. Company is not currently involved with, nor is Company aware of any justification for, any interference, reissue, re-examination or opposition proceeding for any Patents and no such action has been threatened in writing with respect to any such Patent. Except as set forth in Section 4.17(b) of the Company Disclosure Schedule, to the Knowledge of the Company, there are no potentially conflicting Trademarks or potentially interfering Patents of any Person as defined under 35 U.S.C. 135 of the United States Patent Code.

(c)           Section 4.17(c)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of any and all Contracts or other arrangements (excluding license agreements for off-the-shelf software applications programs that (i) have a purchase price of less than $5,000 per unit and (ii) are not incorporated into, embedded into, distributed with, or installed with any Company Products) pursuant to which the Company or any of its Subsidiaries has been granted or otherwise receives any right to use or distribute any Software (including the Third Party Embedded Software, as defined below), indicating for each such Contract and arrangement the title, the parties, date executed, and the term of the Contract (the “Third Party Software Licenses”). Section 4.17(c)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of all third party Software that is incorporated into, embedded into, distributed with, installed with or otherwise utilized by any Company Products and all third party Software necessary to build, install or embed such third party Software, indicating for each whether such Software was modified by the Company (“Third Party Embedded Software”).

(d)           Except for the Third Party Software Licenses, Section 4.17(d) of the Company Disclosure Schedule sets forth a complete and accurate list of any and all Contracts or other arrangements pursuant to which the Company or any of its Subsidiaries has been granted or otherwise receives any right to use, exercise or practice any right under any Intellectual Property, indicating for each such Contract and arrangement the title, the parties, date executed, the term of the Contract, whether or not it is exclusive, and the Intellectual Property covered thereby (the “Third Party IP Licenses” and, together with the Third Party Software Licenses, the “Third Party Licenses”).

(e)           Section 4.17(e) of the Company Disclosure Schedule sets forth a complete and accurate list of all Third Party Licenses pursuant to which any royalty, honorarium or other fee is payable by the Company or any of its Subsidiaries for the use of or right to use any Intellectual Property, and in each case indicating the payment terms thereunder. The Company is current with regard to all payments of such royalties, honoraria or other fees.

(f)            The Owned Intellectual Property and the Intellectual Property covered by the Third Party Licenses constitute all of the Intellectual Property used in or necessary for the Company’s business as currently conducted. The Company and its Subsidiaries exclusively own, free and clear of all Liens, all Owned Intellectual Property, and have valid, enforceable, and transferable rights to use and distribute all of the Intellectual Property covered by the Third Party Licenses. The Company and its Subsidiaries have taken all reasonable steps to protect the Owned Intellectual Property, including all reasonable steps to protect the Owned Intellectual Property from infringement. To the Knowledge of the Company, no Person has challenged the ownership, use, validity or enforceability of any of the Owned Intellectual Property.

(g)           The conduct of the Company’s business as currently conducted does not infringe upon any Intellectual Property rights of any Person, nor does such business misappropriate, violate or otherwise conflict with the Intellectual Property rights or dilute any trademark rights of any Person. Neither the Company nor any of its Subsidiaries has been notified in writing by any third party of any allegation that the conduct of the Company’s business infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any Person. No Person has notified the Company or any of the Company’s Subsidiaries in writing that (i) any of such Person’s Intellectual Property rights are infringed, or (ii) the Company or any of its Subsidiaries requires a license to any of such Person’s Intellectual Property rights. Further, neither the Company nor any of its Subsidiaries has received a written offer to license any of such Person’s Intellectual Property rights.

(h)           To the Knowledge of the Company, no Person is misappropriating, infringing, diluting, or violating any Owned Intellectual Property and, except as set forth in Section 4.17(h) of the Company Disclosure Schedule, no such claims have been brought or threatened against any Person by or on behalf of the Company or any of its Subsidiaries.

(i)            Section 4.17(i) of the Company Disclosure Schedule contains a complete and accurate list of all Software that is currently sold, licensed, leased, supported or otherwise distributed by the Company or any of its Subsidiaries or by resellers for the benefit of or on behalf of the Company or any of its Subsidiaries (such Software, the “Company Products”). Each of the Company Products and all the Owned Intellectual Property was either (A) developed by (i) employees of the Company or any of its Subsidiaries within the scope of their employment, or (ii) independent contractors all of whom have assigned all their rights in, and to, the Company Products and the Owned Intellectual Property to the Company or one of its Subsidiaries pursuant to enforceable written Contracts or (B) acquired or licensed from the original author(s) or subsequent assignees or other authorized licensors.

(j)            Except as set forth on Section 4.17(j) of the Company Disclosure Schedule, all registered Trademarks of the Company and its Subsidiaries which are used in any way in connection with the conduct of the Company’s business have been in continuous use by the Company or a Subsidiary of the Company. To the Knowledge of the Company, there has been no prior use of any such Trademarks or other action taken by any Person that would confer upon said Person superior rights in such Trademarks. The Company has taken all reasonable steps to protect such Trademarks against infringement and the registered Trademarks have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates or identified in their respective pending applications.

(k)           The Company and its Subsidiaries have taken all necessary steps to obtain and preserve the Patents of the Company and its Subsidiaries which are used in connection with the conduct of the Company’s business, including the payment of annuities or maintenance fees and the filing of all required documents.

(l)            The Copyrights which are used in any way in connection with the conduct of the Company’s business relate to works of authorship (i) created by (A) employees of the Company or any of its Subsidiaries within the scope of their employment, or (B) independent contractors all of whom have assigned their rights in, and to, the Copyrights to the Company or one of its Subsidiaries pursuant to enforceable written Contracts, or (ii) acquired or licensed from the original author(s) or subsequent assignees or authorized licensors. Without limiting the representation set forth in Section 4.17(f), the works covered by such Copyrights were not copies of nor derived from any work for which the Company or any of its Subsidiaries does not own the Copyrights, and no other Person has any claim to any rights, authorship or ownership of any part thereof.

(m)          The Company and its Subsidiaries have taken reasonable steps to protect the respective rights in confidential information and trade secrets used or held by the Company and its Subsidiaries in connection with the conduct of the Company’s business. Without limiting the foregoing, the Company and its Subsidiaries have enforced a policy of requiring each employee, consultant, contractor and potential business partner or investor to execute proprietary information and confidentiality agreements substantially consistent with the Company’s standard forms thereof (complete and current copies of which have been delivered or made available). Each employee of the Company and its Subsidiaries has unconditionally and in writing assigned to the Company any and all rights in all Intellectual Property that such employee may have and which is used or may be used in connection with or otherwise related to the conduct of the Company’s business as it is currently conducted or as it is intended to be conducted. Except under valid and binding confidentiality obligations, there has been no material disclosure of any confidential information or trade secrets used in connection with the conduct of the Company’s business.

(n)           The Company and its Subsidiaries have valid registrations for each of the domain names set forth in Section 4.17(a) of the Company Disclosure Schedule. The registration of each such domain name is free and clear of all Liens and is in full force and effect. The Company or its Subsidiaries or persons on their behalf have paid all fees required to maintain each such registration. The Company and any of the

Company’s Subsidiaries has not received written notice of any claim asserted against the Company or any of its Subsidiaries adverse to its rights to such domain names.

(o)           All Software, whether owned by the Company or any of its Subsidiaries, is free from any significant defect or programming or documentation error including failures of the Software to operate in all material respects as described in the related documentation. With respect to Software owned by the Company and its Subsidiaries, the applications thereof can be compiled from the associated source code without undue burden.

(p)           Except as set forth in Section 4.17(p) of the Company Disclosure Schedule, none of the Company Products or any Owned Intellectual Property are, in whole or in part, subject to the provision of any open source or other type of license agreement or distribution model that: (i) requires the distribution or making available of the source code for the Company Products, (ii) prohibits or limits the Company or any of its Subsidiaries from charging a fee or receiving consideration in connection with sublicensing or distributing any Company Product, (iii) except as specifically permitted by law, grants any right to any Person (other than the Company and its Subsidiaries) or otherwise allows any such Person to decompile, disassemble or otherwise reverse-engineer any Company Product, or (iv) requires the licensing of any Company Product for the purpose of making derivative works (any such open source or other type of license agreement or distribution model described in clause (i), (ii), (iii) or (iv) above, a “Limited License”). By way of clarification, but not limitation, the term “Limited License” shall include: (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), and (F) the Sun Industry Standards License (SISL). Except as set forth in Section 4.17(p) of the Company Disclosure Schedule, none of the Company Products incorporate, embed, or are distributed or installed with, any Software that is subject to a Limited License, nor does any Company Product constitute a derivative work of, dynamically link with or otherwise interact with any such Software.

(q)           No government funding, facilities of a university, college, other educational institution or research center, or funding from any Person was used in the creation or development of the Owned Intellectual Property. No current or former employee, consultant or independent contractor, who was involved in, or who contributed to, the creation or development of any Owned Intellectual Property, has performed services for any Governmental Authority, a university, college, or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services used in the creation or development of the Owned Intellectual Property. Neither the Company nor any of its Subsidiaries are party to any contract, license or agreement with any Governmental Authority that grants to such Governmental Authority any right or license with respect to the Owned Intellectual Property, other than as granted in the ordinary course of business pursuant to a non-exclusive license to any Company Product.

(r)            Section 4.17(r) of the Company Disclosure Schedule contains a complete and accurate list of all industry standards bodies or similar organizations that the Company or any of its Subsidiaries is now or ever was a member or promoter of, or a contributor to, or otherwise participated in, provided that the mere act of implementing a standard shall not be deemed to cause the Company to be considered a member, promoter, contributor or participant in a standards body or similar organization.  Section 4.17(r) of the Company Disclosure Schedule also contains complete and accurate copies of all Contracts, policies and rules to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to Intellectual Property of each standards body or similar organization identified in the Company Disclosure Schedule.

(s)           As used in this Agreement, the term (i) ”Copyrights” means all copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions, (ii) ”Intellectual Property” means (a) inventions, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending Patent application or applications, (b) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, the subject of a pending Patent application or applications, (c) Patents, (d) Trademarks, (e) Copyrights, (f) Software, (g) trade secrets and confidential, technical or business information (including ideas, formulas, compositions, designs, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (h) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (i) copies and tangible embodiments of all the foregoing, in whatever form or medium, (j) all rights to obtain and rights to apply for Patents, and to register Trademarks and Copyrights, (k) all rights under any licenses, registered user agreements, technology or materials, transfer agreements, and other agreements with respect to items in (a) to (j) above; and (l) all rights to sue and recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the rights hereinabove set out, (iii) ”Owned Intellectual Property” means all Intellectual Property in and to which the Company has, or has a right to hold all right, title and interest, (iv) ”Patents” means all national (including the United States) and multinational statutory invention registrations, patents, patent registrations, patent applications, provisional patent applications, industrial designs, industrial models, including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations, and all rights therein provided by multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application, (v) ”Software” means any and all computer programs and all related documentation, manuals, source code and object code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, subroutines, algorithms, program architecture, design concepts, system design, program structure, sequence and organization, screen displays and report layouts, and all other material directly related to such software, used or held for use in connection with the conduct of the Company’s business and (vi) ”Trademarks” means all trademarks, service marks, trade dress, logos, trade names, corporate names, business names, domain names, whether or not registered, including all common law rights, and registrations, applications for registration and renewals thereof, together with the goodwill symbolized thereby, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions.

4.18         Owned and Leased Properties. (a)  The Company owns no real property.

(b)           Section 4.18(b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property leased, subleased or licensed by the Company or any of its Subsidiaries as lessor, lessee, sublessor, sublessee, licensor or licensee (collectively “Company Leases”) and the location of the premises.  Each of the Company Leases is in full force and effect.  Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to any Company Lease is in default under any of the Company Leases.  Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any Person other than the Company and its Subsidiaries.  The Company has made available to Parent complete and accurate copies of all Company Leases.

(c)           Except as set forth in Section 4.18(c) of the Company Disclosure Schedule or as specifically set forth in the Company Leases, neither the Company nor any of its Subsidiaries has any obligation or liability of any kind with respect to any current or terminated Company Lease to which the Company or any of its Subsidiaries is or was a party.

(d)           The Company and each of its Subsidiaries has good and marketable title to, or valid leasehold interests in, all of its material tangible assets and properties, except for such tangible assets and real and personal properties as are disposed in the ordinary course of business and except for defects in title, easements, restrictive covenants, Taxes that are not yet delinquent and other encumbrances that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect.  All such material tangible assets and real and personal properties, other than assets and real and personal properties in which the Company or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens, except for (i) Liens securing liabilities for which adequate reserves are included in the Financial Statements, to the extent so reserved, and that do not materially interfere with the use of the property or Assets subject thereto, (ii) Liens for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been recorded, (iii) Liens for assessments and other governmental charges or liens of landlords, carriers, warehousemen, mechanics and repairmen incurred in the ordinary course of business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (iv) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, and (v) Liens that do not materially interfere with the conduct of the Company’s business and do not materially affect the use or value of the Company’s assets.

4.19         Takeover Statutes.  No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each a “Takeover Statute”) or any anti-takeover provision in the Company’s Organizational Documents is, or at the Effective Time will be, applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement.

4.20         Related Party Transactions.  Except as disclosed in Section 4.20 of the Company Disclosure Schedule, neither the Company nor, to the Knowledge of the Company, any director, officer, employee or Affiliate of the Company:  (a) has any cause of action or other claim whatsoever against, or owes any amounts to, the Company except for claims of employees in the ordinary course of business, such as for accrued vacation pay or for accrued benefits under an employee benefit plan maintained by the Company; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property which the Company is using or which is necessary for the business of the Company; or (c) owns any direct or indirect interest of any kind in (other than publicly traded securities in an amount less than 1% of the voting securities of such entity), or is an Affiliate or employee of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any Person that is (i) a competitor, supplier, customer, client, distributor, lessor, tenant, creditor or debtor of the Company, (ii) a party to any Contract with the Company or any of its Subsidiaries, or (iii) engaged in any transaction with the Company.

4.21         Brokers and Finders.  Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement.

4.22         Complete Disclosure.  No representation or warranty made by the Company in this Agreement, including the Company Disclosure Schedule, or in any certificate furnished or to be furnished to Parent or MergerSub pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
 OF PARENT AND MERGERSUB

Parent and MergerSub, jointly and severally, hereby represent and warrant to the Company that:

5.1           Organization, Standing and Power.  Each of Parent and MergerSub is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to prevent or materially delay or impair the ability of the Parent or MergerSub to consummate the Merger or the transactions contemplated by this Agreement.  Neither Parent nor MergerSub is in violation of any of the provisions in its Organizational Documents.

5.2           Authority; No Conflict; Required Filings and Consents.  (a)  Each of Parent and MergerSub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Parent and MergerSub have been duly authorized by all necessary corporate action on the part of each of Parent and MergerSub. This Agreement has been duly executed and delivered by each of Parent and MergerSub and constitutes the valid and binding obligation of each of Parent and MergerSub, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and to general equitable principles.

(b)           The execution, delivery and performance of this Agreement by each of Parent and MergerSub do not, and the consummation by Parent and MergerSub of the transactions contemplated by this Agreement do not and will not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or by-laws of Parent or MergerSub, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any lien, pledge, security interest, claim or other encumbrance (“Liens”) on Parent’s or MergerSub’s assets under, any of the terms, conditions or provisions of any material lease, license, contract or other agreement, instrument or obligation to which Parent or MergerSub is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in Section 5.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, Law, ordinance, rule or regulation applicable to Parent or MergerSub or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 5.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to prevent, materially delay or materially impair the consummation of the Merger or the transactions contemplated by this Agreement.

(c)           Other than the filings and/or notices (i) pursuant to Section 2.3, (ii) under the HSR Act, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, (iii) required to be made with New York Stock Exchange, (iv) of such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable U.S. state securities Laws and (v) with and to the German and Austrian antitrust and/or competition authorities (collectively, the “Parent Approvals”), no notices, reports or other filings are required to be made by Parent or MergerSub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or MergerSub from, any Government Entity, in connection with the execution and delivery of this Agreement by Parent and MergerSub and the consummation by Parent and MergerSub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to prevent or materially delay the consummation of the Merger or the transactions contemplated by this Agreement.

(d)           No vote of the holders of any class or series of Parent’s capital stock or other securities is necessary for the consummation by Parent of the Merger and the other transactions contemplated by this Agreement.

5.3           Funds.  Parent and MergerSub have or will have sufficient funds necessary to consummate the transactions contemplated by this Agreement.

5.4           Brokers and Finders.  Neither Parent nor MergerSub nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated by this Agreement.  Neither the Company nor any of its shareholders shall bear any liability or obligation for any brokerage, finder’s or other fee or commission based upon arrangements made by or on behalf of Parent or MergerSub.

ARTICLE VI

CONDUCT PRIOR TO CLOSING

6.1           Conduct Prior to Closing.  The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise expressly approve in writing and except as expressly set forth in Section 6.1 of the Company Disclosure Schedule or as otherwise expressly contemplated by this Agreement):

(a)           the business of the Company and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, the Company and its Subsidiaries shall use their respective commercially reasonable efforts, to preserve its business organization substantially intact and maintain its existing relations and goodwill with customers, suppliers, distributors, strategic partners, creditors, lessors, employees and other Persons with which the Company or any of its Subsidiaries has significant business relations;

(b)           it shall not (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries; (ii) amend its articles of incorporation or by-laws; (iii) split, combine or reclassify its outstanding shares of capital stock; (iv) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its direct or indirect wholly owned Subsidiaries; or (v) purchase, redeem or otherwise acquire or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, except (A) pursuant to the exercise of Company Equity Rights that are outstanding as of the date of this Agreement or pursuant to the exercise of Company Stock Options, (B) upon conversion of the Preferred Shares (including those issuable upon exercise of Company Equity Rights outstanding as of the date of this Agreement) or (C) the repurchase of Restricted Shares at their original issue price in connection with the termination of a holder’s employment with, or services to, the Company;

(c)           neither it nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any Voting Debt or any other property or assets (other than shares of Company Common Stock issuable pursuant to options outstanding on the date hereof under the Company Stock Plans); (ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, abandon, cancel, surrender or allow to lapse or expire or encumber any material property or material assets (including capital stock of any of its Subsidiaries) or business other than licenses of Company Products entered into in the ordinary course of business;

(d)           neither it nor any of its Subsidiaries shall restructure, recapitalize, reorganize or completely or partially liquidate or adopt a plan of complete or partial liquidation or otherwise enter into any agreement or arrangement imposing material changes or restrictions on the operation of its assets, product lines or businesses, or its interests therein, or adopt resolutions providing for or authorizing any of the foregoing;

(e)           neither it nor any of its Subsidiaries shall acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, or (ii) any material assets or businesses, except purchases of inventory and raw materials in the ordinary course of business;

(f)            neither it nor any of its Subsidiaries shall adopt or implement any shareholder rights plan, “poison pill” anti-takeover plan or other similar plan, device or arrangement that, in each case, is applicable to Parent or any of its Affiliates, the Agreement or any of the transactions contemplated by this Agreement;

(g)           neither it nor any of its Subsidiaries shall (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person (other than pursuant to equipment lease borrowings in the ordinary course of business), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine travel advances to employees of the Company and its Subsidiaries in the ordinary course of business, not exceeding $10,000 for any individual employee for any single trip and not exceeding $30,000 in the aggregate) or capital contributions to, or investment in, any other Person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, (iv) other than in the ordinary course of business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates, or (v) other than in the ordinary course of business consistent with past practice, delay the payment or discharge of accounts payable or other payables or accelerate the collection of accounts receivable or other receivables;

(h)           neither it nor any of its Subsidiaries shall, without the prior written approval of Parent (such approval not to be unreasonably withheld, conditioned or delayed), make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $100,000 in the aggregate for the Company and its Subsidiaries, taken as a whole, other than as set forth in the Company’s budget for capital expenditures previously made available to Parent or the specific capital expenditures disclosed in Section 6.1(h) of the Company Disclosure Schedule;

(i)            neither it nor any of its Subsidiaries shall make any material changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(j)            neither it nor any of its Subsidiaries shall, except in the ordinary course of business consistent with past practice, enter into, renew, modify, amend, terminate, waive, delay the exercise of, release or assign any material rights or claims under, any Material Contract; provided, however, that nothing herein shall permit the Company or any of its Subsidiaries to (1) enter into any Contract of the type specified in Section 4.6(a)(iii) or (xiv) to the extent such Contract would survive after the Closing or modify or amend in a manner adverse to the Company or any of its Subsidiaries any existing Contract of the type specified in Section 4.6(a)(iii) or (xiv), or (2)  enter into, renew, modify, amend, terminate, waive delay the exercise of, or release or assign any material rights or claims under, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is bound by or subject;

(k)           neither it nor any of its Subsidiaries shall, except as provided in Section 6.1(k) of the Company Disclosure Schedule, as approved by Parent, or as required to comply with applicable Law or agreements, plans or arrangements existing on the date hereof, (i) take any action with respect to, adopt, enter into, terminate or amend any employment (whether at will or otherwise), severance, change in control, retirement, retention, welfare, incentive or similar agreement, arrangement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (ii) increase in any respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant, (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (iv) pay any benefit not provided for as of the date of this Agreement under any Company Benefit Plan, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, except for option awards to purchase Company Common Stock that the Company expects to grant to certain new hires in the ordinary course of business as specifically set forth in Section 6.1(k) of the Company Disclosure Schedule which Schedule includes the maximum number of options issuable to such new hires or (vi) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan;

(l)            except as otherwise contemplated by this Section 6.1, neither it nor any of its Subsidiaries shall make any written or oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, unless the Company provides Parent with a copy of the intended communication, Parent has a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication;

(m)          neither it nor any of its Subsidiaries shall initiate, settle or compromise any litigation, claim, grievance, charge or proceeding without the prior written approval of Parent (such approval not to be unreasonably withheld, conditioned or delayed) (other than as set forth in Section 6.1(m) of the Company Disclosure Schedule or in connection with the enforcement of the Company’s rights under this Agreement);

(n)           neither it nor any of its Subsidiaries shall make any changes in credit, billing, collection or discount terms applicable to customers, or in payment terms applicable to suppliers;

(o)           neither it nor any of its Subsidiaries shall make or rescind any Tax election, amend any Tax Return, settle or otherwise finally resolve any tax controversy, or permit any insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated except in the ordinary and usual course of business;

(p)           neither it nor any of its Subsidiaries shall knowingly take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VIII not being satisfied; and

(q)           neither it nor any of its Subsidiaries will authorize any of, or commit, resolve or agree, in writing or otherwise, to take, any of the foregoing actions.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1           Information.  The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by Parent, MergerSub or the Company, as the case may be, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement.  The Company and Parent each shall give prompt notice to the other of any development or combination of developments that, individually or in the aggregate, is reasonably likely to (i) cause any of its representations and warranties not to be true in all material respects on the Closing Date, or (ii) prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement.

7.2           Access.  (a)  Upon reasonable notice, the Company shall afford Parent’s and MergerSub’s officers, employees, counsel, accountants and other authorized representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records (including the work papers of its independent auditors) and, during such period, the Company shall furnish promptly to Parent and MergerSub all information concerning the Company’s business, properties and personnel as may reasonably be requested.  All requests for information made pursuant to this Section 7.2 shall be directed to the Chief Executive Officer or President, or such other Person as may be designated by the Chief Executive Officer or President of the Company.

(b)           All information obtained by Parent or MergerSub pursuant to this Section 7.2 shall be kept confidential in accordance with the confidentiality agreement, dated as of September 15, 2005, as amended (the “Confidentiality Agreement”), between Parent and the Company.

(c)           No investigation pursuant to this Section 7.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

7.3           No Solicitation of Transactions.  (a)  The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries’ employees, agents and representatives not to, directly or indirectly, initiate, solicit, knowingly encourage or otherwise facilitate any inquiries or the making of any Acquisition Proposal.  The Company further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries’ employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal.

(b)           The Company agrees that it will notify Parent promptly if any Acquisition Proposal is received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals, offers or inquiries.  The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

7.4           Regulatory Filings.  (a) As soon as reasonably practicable after the date hereof, but in no event later than fifteen days following the date hereof, the Company and Parent each shall file with the Federal Trade Commission and the Antitrust Division of the Department of Justice Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act.  In addition, the parties will cooperate to file promptly any comparable pre-merger notification filings and submissions with any other Governmental Entity as are necessary or appropriate.  The

Company and Parent each shall (i) cooperate and coordinate with one another in the making of such filings, (ii) supply the other with any information that may be required to effectuate such filings, and (iii) subject to Section 9.2, promptly supply any additional information that may be required by, and use its reasonable best efforts (including, without limitation, meeting with any regulators and providing relevant materials and making available relevant employees), to seek to resolve promptly any objections that may be asserted by, the Federal Trade Commission, the Department of Justice or the competition or merger control authorities of any other Governmental Entity; provided, however, that Parent shall not be required to agree to any divestiture by Parent, the Company or any of their respective Subsidiaries of any business, assets or property of Parent, the Company or any of their respective Subsidiaries, or the imposition of any limitation on the ability of any of the foregoing to conduct their respective businesses or to own or exercise control of their respective assets and properties.

(b)           The Company shall instruct and shall use its commercially reasonable best efforts to cause PriceWaterhouseCoopers to provide and allow the filing of such consents and other documentation as may be required or customary for the inclusion of any financial statements or information of the Company prepared at the request of Parent or the Company (or any of their respective Affiliates) so as to allow for the use of such financial statements or information in documents filed with the U.S. Securities and Exchange Commission, after the Effective Time.

7.5           Publicity.  The initial press release concerning the transactions contemplated by this Agreement shall be a joint press release and thereafter the Company and Parent shall consult with one another prior to issuing any press releases or otherwise making any public announcements with respect to the Merger and the other transactions contemplated by this Agreement (other than disclosures to the Company’s shareholders and optionholders as contemplated by this Agreement as required to comply with the CGCL and Section 7.4 hereof) and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange; provided that each of Parent and the Company shall have the opportunity to review and approve any press releases and public announcements by the other party with respect to the Merger and the other transactions contemplated by this Agreement prior to their distribution.

7.6           Employee Benefits.

(a)           Parent agrees that, immediately following the Effective Time, the employees of the Company and its Subsidiaries will be eligible to participate in the employee benefit plans (excluding bonus and equity compensation plans) of Parent on substantially the same terms and conditions of similarly situated employees of Parent. Parent will cause any employee benefit plans in which the employees of the Company and its Subsidiaries are eligible to participate at or after the Effective Time to take into account for purposes of eligibility and vesting thereunder, except for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits, service by employees of the Company and its Subsidiaries prior to the Effective Time as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company.  Furthermore, Parent shall cause, to the extent permitted by the applicable plans of Parent and applicable law, employee welfare benefit plans and flexible spending plans in which the employees of the Company and its Subsidiaries are eligible to participate at or after the Effective Time to credit such employees and their covered dependents for out-of-pocket expenses or deductible amounts under analogous Company Benefit Plans (provided adequate proof and documentation of such expenses and amounts are provided) and to honor flexible spending plan elections (and carry over any unused flexible spending account balances), with respect to the plan year in which the Effective Time occurs.  Notwithstanding the foregoing, nothing contained herein shall obligate Parent, the Surviving Corporation or any of their Affiliates to (i) maintain any particular Benefit Plan or (ii) retain the employment of any particular employee.

(b)           Prior to the Effective Time, if requested by Parent in writing not fewer than five calendar days prior to the Effective Time, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall (1) cause to be amended the employee benefit plans and arrangements of it and its Subsidiaries to the extent necessary to provide that no employees of Parent and its Subsidiaries shall commence participation therein following the Effective Time unless the Surviving Corporation or such Subsidiary explicitly authorizes such participation and (2) cause the Company 401(k) Plan to be terminated effective immediately prior to the Effective Time.

(c)           Prior to making any written communications to the directors, officers or employees of the Company or any of its Subsidiaries, or oral communications to a group of directors, officers or employees, pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement (including without limitation, treatment of the Company Stock Options and Shares of Company Restricted Stock), the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

(d)           Prior to Closing, the Company shall take all actions necessary to comply with the shareholder vote requirements needed to avail itself of exemption for small business corporations contained in Section 280G(b)(5) of the Code and the applicable regulations promulgated thereunder (the “280G Shareholder Vote”) with respect to any payments in respect of the change in control that exceed $10,000 in the aggregate for all payees, and shall cause its executives to waive any payments in respect of the change of control that exceed $10,000 in the aggregate for all payees and would not be deductible pursuant to Section 280G of the Code if the 280G Shareholder Vote fails the requisite approval.  If the 280G Shareholder Vote fails to achieve the requisite approval in respect of any executive, the Company shall provide to Parent the name of such executives and amounts waived.

7.7           Cooperation.  Each of the parties hereto hereby agrees that it shall cooperate with the other parties hereto and use its reasonable best efforts to consummate the Merger as soon as practicable following the date hereof, including, but not limited to, using its respective reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated hereby, and (ii) make all necessary filings, and, subject to Section 9.2, thereafter make any other required submission, with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement required under applicable Law.

7.8           Indemnification of Officers and Directors.  (a)  For a period of six years from and after the Closing Date, Parent and the Surviving Corporation, jointly and severally, agree to indemnify (including the advancement of expenses) and hold harmless all past and present officers and directors of the Company to the same extent such individuals are entitled to indemnification by the Company pursuant to the Company’s Organizational Documents, employment agreements and/or indemnification agreements, each as in effect as of the date of this Agreement, or under applicable Law for acts or omissions that occurred at or prior to the Effective Time.  This Section 7.8 shall survive the consummation of the Merger, and is intended to be for the benefit of, and shall be enforceable by, all past and present officers and directors of the Company, their respective heirs and personal representatives and shall be binding upon Parent and the Surviving Corporation.

(b)           If Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of their properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.8.

(c)           The rights of each past and present officer and director of the Company under this Section 7.8 shall be in addition to any rights such individual may have under the Company’s Organizational Documents or under any applicable Law.

7.9           Resignations.  The Company shall solicit and take all actions reasonably necessary to obtain the resignations of each director and officer of the Company and each of its Subsidiaries at the Effective Time as may be required pursuant to Sections 2.6 and 2.7.

7.10         Update Financials.  As promptly as reasonably practicable, but in any event on or before February 15, 2006 the Company shall prepare and deliver to

Parent an unaudited consolidated balance sheet as of December 31, 2005 and the related unaudited consolidated statement of operations and consolidated statement of cash flows for the year then ended (collectively, the “2005 Financials”).  As promptly as reasonably practicable, but in any event not more than 30 days, following the last day of each calendar month beginning with the month of January 2006, the Company shall prepare and deliver to Parent an unaudited consolidated balance sheet as of the last day of such month and the related unaudited consolidated statement of operations and consolidated statement of cash flows for the month then ended (collectively, the “Monthly Financials” and, together with the 2005 Financials, the “Update Financials”).  The Update Financials shall be prepared in accordance with GAAP except that they need not contain footnotes and may be subject to normal, recurring year-end audit adjustments that are not expected to be material in effect.

7.11         Certain Payments.  The Company shall take all action necessary to ensure that, upon the Closing that certain loan to Mr. Lewis Cirne will be repaid.  Prior to the Closing, the Company shall pay all amounts payable by the Company as of the Closing to financial advisors, investment bankers, underwriters, accountants, auditors and legal counsel in connection with the transactions contemplated by this Agreement.

7.12         Takeover Statute.  If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

ARTICLE VIII

CONDITIONS

8.1           Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a)           Shareholder Approval.  This Agreement shall have been duly approved and adopted by the requisite affirmative vote of the holders of Shares and Preferred Shares required by the Company’s Organizational Documents and applicable Law to approve the Merger and the transactions contemplated hereby.

(b)           Regulatory Consents.  The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and, other than the filing provided for in Section 2.3, all notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, including all German and Austrian antitrust and/or competition consents, registrations, approvals, permits and authorizations, shall have been made or obtained, as the case may be, other than where the failure to make or obtain such notices, reports, filings, consents, registrations, approvals, permits or authorizations would not have a Material Adverse Effect or, pursuant to applicable Law, prohibit the Merger or any other transaction contemplated by this Agreement or materially alter the terms of the transactions contemplated by this Agreement.

(c)           Litigation.  No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement or materially modifies any material term of this Agreement, the Merger or the other transactions contemplated hereby (collectively, an “Order”), and no Governmental Entity shall have instituted any proceeding, and no other Person shall have instituted any proceeding reasonably likely to succeed on the legal and factual merits, seeking any such Order.

8.2           Conditions to Obligations of Parent and MergerSub.  The obligations of Parent and MergerSub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.  (i) The representations and warranties of the Company (other than those set forth in Sections 4.1, 4.3, 4.4, 4.5 and 4.21) contained in this Agreement (considered without regard to any reference to materiality qualifiers such as “material,” “in all material respects,” and “Material Adverse Effect” set forth therein) shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct has not had and is not reasonably likely to have, individually or in the aggregate with any other failures of such representations and warranties to be true and correct, a Material Adverse Effect; and (ii) the representations and warranties of the Company set forth in Sections 4.1, 4.3, 4.4, 4.5 and 4.21 shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(b)           Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(c)           Consents Under Agreements.  The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required under any Contract or License as a result of the Merger or the other transactions contemplated hereby to which the Company or any of its Subsidiaries is a party, including the consent of Silicon Valley Bank and Gold Hill Venture Partners pursuant to the Secured Loan Agreement and the consent of Silicon Valley Bank pursuant to the Equipment Line of Credit, but excluding those for which the failure to obtain such consent or approval, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect or is not reasonably likely to prevent or to materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or the ability of Parent to conduct the business of the Company following the Effective Time.

(d)           Conversion of Preferred Shares.  The Preferred Shares shall have converted into Shares.

(e)           Key Employees.  Each Top Tier Executive who shall not have died or become physically or mentally disabled such that he is no longer able to perform his current duties shall be employed by the Company immediately prior to the Effective Time.  Individuals constituting at least 70% of those Next Tier Executives who shall not have died or become physically or mentally disabled such that they are no longer able to perform their current duties shall be employed by the Company immediately prior to the Effective Time.  “Top Tier Executives” means Messrs. Dick Williams and Lewis Cirne.  “Next Tier Executives” means Messrs. Mike Malloy, Dave Chapman, Chris Cook, Chris Neal, Paul Melmon, T. K. Ranga Rengarajan and Kent Sieckman.

(f)            SAS 100 Review.  The Interim Financial Statements shall have been reviewed by the Company’s independent auditors pursuant to SAS 100 and such review, the Interim Financial Statements and the related notes and schedules shall have been delivered to Parent.

(g)           No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect that remains in existence as of the Closing Date.

(h)           Certificate.  The Company shall have delivered to Parent a certificate from the secretary of the Company certifying as to (i) the Organizational Documents of the Company, (ii) the resolutions adopted by the board of directors of the Company authorizing the transactions contemplated by this Agreement, (iii) the outstanding capital stock, Company Stock Options and Company Equity Rights outstanding as of the date of the Closing, and (iv) the items described in clauses (i) through (iv) of the definition of Aggregate Purchase Price.

(i)            Opinion of Counsel.  The Company shall have delivered to Parent the opinion of Cooley Godward LLP, counsel to the Company, dated as of the Closing Date and substantially in the form attached hereto as Exhibit B.

(j)            280G Shareholder Vote.  Any payments that exceed $10,000 in the aggregate for all payees and could reasonably be expected to be nondeductible under Section 280G of the Code (other than payments to Mr. Gerhard Merkel, who is not subject to United States taxation) have been either (i) explicitly approved in the 280G Shareholder Vote or (ii) waived by the applicable executives.

(k)           FIRPTA Certificate.  The Company shall have delivered to Parent a statement that the Company is not a U.S. real property holding corporation, in such form as contemplated by relevant Treasury Regulations.

8.3           Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Parent and MergerSub contained in this Agreement shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date.  The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b)           Performance of Obligations of Parent and MergerSub.  Each of Parent and MergerSub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

ARTICLE IX

TERMINATION

9.1           Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by mutual written consent of the Company and Parent by action of their respective boards of directors.

9.2           Termination by Either Parent or the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if (i) the Merger shall not have been consummated by May 31, 2006 (the “Termination Date”); or (ii) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable; provided, that the right to terminate this Agreement pursuant to clause (i) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.

9.3           Termination by Parent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent if there has been a material breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, in either case such that the conditions in Sections 8.2(a) or 8.2(b) would not be satisfied; provided, however, that if such breach is curable by the Company through the exercise of its reasonable best efforts, then for so long as the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 9.3 prior to the Termination Date.

9.4           Termination by the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of the Company if there has been a material breach of any representation, warranty, covenant or agreement made by Parent or MergerSub in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, in either case such that the conditions in Sections 8.3(a) or 8.3(b) would not be satisfied; provided, however, that if such breach is curable by Parent through the exercise of its reasonable best efforts, then for so long as Parent continues to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 9.4 prior to the Termination Date.

9.5           Effect of Termination and Abandonment.  In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement (other than as set forth in Section 11.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

ARTICLE X

SURVIVAL; INDEMNIFICATION; SHAREHOLDERS’ REPRESENTATIVE

10.1         Survival.  Subject to the provisions of this Article X, each of the representations, warranties, covenants and obligations in this Agreement shall survive and continue in full force and effect notwithstanding the occurrence of the Closing and the consummation of the Merger.  Each representation, warranty, covenant and obligation shall expire and terminate on the first anniversary of the Closing Date, except for covenants and obligations set forth in Section 7.8 (Indemnification of Officers and

Directors) and Articles III (Merger Consideration; Exchange of Shares), X (Survival; Indemnification; Shareholders’ Representative) and XI (Miscellaneous and General); provided, however, that if, at any time prior to the first anniversary of the Closing Date, any Parent Indemnified Person, acting in good faith, delivers a Claim Notice pursuant to Section 10.5, then the claim asserted in such Claim Notice and the corresponding representation and warranty and/or covenant shall survive the first anniversary of the Closing to the extent and only to the extent of the claims set forth in such Claim Notice until such time as such claim is fully and finally resolved.  Section 9.5 (Effect of Termination and Abandonment), Article XI (Miscellaneous and General) and the Confidentiality Agreement shall survive the termination of this Agreement.  The right of a Person to any remedy pursuant to this Article X shall not be affected by any investigation or examination conducted, or any knowledge possessed or acquired, by such Person at any time concerning any circumstance, action, omission or event relating to the accuracy or performance of any representation, warranty, covenant or obligation, or by the waiver of any closing condition contained in this Agreement.

10.2         Indemnification and Reimbursement of the Parent Indemnified Persons.  (a)  Following the Effective Time, the Indemnitors shall indemnify, defend, hold harmless and reimburse (in each case solely through the deduction of Losses from the First Holdback Payment and/or Final Holdback Payment, as the case may be, in accordance with the definitions thereof) each Parent Indemnified Person for and against each Loss asserted against, or sustained, incurred or accrued directly or indirectly by, such Parent Indemnified Person arising out of:

(i)            (A) Any circumstances causing any representation or warranty made by or on behalf of the Company in this Agreement not to be true and accurate as of the Closing Date, in the case of any representation or warranty not made as of an earlier date set forth therein, or, in the case of a representation or warranty made as of an earlier date set forth therein, such earlier date, it being understood that in determining whether any such representation or warranty of the Company contained in this Agreement was true and accurate as of the Closing Date or such earlier date, as the case may be, such representation and warranty shall be considered without regard to any reference to any materiality, or “Material Adverse Effect” qualifier set forth therein, (B) any breach or inaccuracy of any representation or warranty made by or on behalf of any Shareholder pursuant to the Voting Agreements, and (C) any inaccuracy in the certificate described in Section 8.2(h).

(ii)           Any failure to perform any covenant or obligation made or incurred by or on behalf of the Company pursuant to this Agreement or made or incurred by any Shareholder pursuant to the Voting Agreements.

(iii)          The grant of options under and the operation of the UK Option Plan including in particular liabilities to account for National Insurance Contributions and/or tax accountable through the UK’s Pay-As-You-Earn system in respect of the grant, exercise, waiver or cancellation of options granted under the UK Option Plan.

(b)           The Indemnitors shall not be obligated to indemnify any Parent Indemnified Person pursuant to Section 10.2(a)(i) or (ii) unless and until the amount of Losses described therein collectively exceeds $2,000,000 (the “Basket Amount”).  In such event, the Indemnitors shall be liable for all such Losses, including the Basket Amount.  The limitation set forth in the first sentence of this paragraph shall not apply to any Losses incurred in connection with any breach or inaccuracy of any representation or warranty contained in Section 4.3.  The Indemnitors shall not be obligated to make aggregate payments or disbursements in connection with Section 10.2(a) in excess of 10% of the Aggregate Purchase Price (the “Cap Amount”).

10.3         Indemnification and Reimbursement of the Company Indemnified Persons.  (a)  Following the Effective Time, Parent shall indemnify, defend, hold harmless and reimburse each Company Indemnified Person for and against each Loss asserted against, or sustained, incurred or accrued directly or indirectly by, such Company Indemnified Person in connection with or in relation to:

(i)            Any breach or inaccuracy of any representation or warranty made by or on behalf of Parent pursuant to any Parent Document.

(ii)           Any failure to perform any covenant or obligation made or incurred by or on behalf of Parent pursuant to any Parent Document, other than the covenants and obligations set forth in Sections 3.2(a) and (b).

(iii)          Any failure by Parent to perform the covenants set forth in Section 3.2(a) or (b).

(b)           Parent shall not be obligated to indemnify any Company Indemnified Person pursuant to clause (i) of Section 10.3(a) unless and until the amount of Losses described therein collectively exceeds the Basket Amount.  In such event, Parent shall be liable for all such Losses, including the Basket Amount.  Parent shall not be obligated to make aggregate payments pursuant to clause (i) or (ii) of Section 10.3(a) in excess of the Cap Amount.

10.4         Time Limitations.  No claim pursuant to Section 10.2 or 10.3 may be first asserted following the twelve (12) month anniversary of the Closing Date.

10.5         Notice.  Any Parent Indemnified Person or Company Indemnified Person seeking indemnification or reimbursement pursuant to Section 10.2 or 10.3 (an “Indemnified Person”) shall provide to the Person(s) from which the Indemnified Person is seeking indemnification or reimbursement (the “Indemnifying Person”) a reasonably detailed written notice of any claims that it may have pursuant to Section 10.2 or 10.3 (a “Claim Notice”), and in the event that there be asserted against any Indemnified Person any written claim or demand for which an Indemnifying Person may be obligated to indemnify or reimburse any Indemnified Person hereunder, other than in respect of Taxes (a “Third-Party Claim”), the Indemnified Person shall provide to the Indemnifying Person a Claim Notice with respect thereto within thirty (30) calendar days following the Indemnified Person’s receipt of such claim (and no fewer than ten (10) calendar days prior to a scheduled appearance date in a litigated matter).  Each Claim Notice shall contain a reasonable estimate of the Losses (each such estimate, a “Loss Estimate”) against which such Indemnified Person seeks indemnification, to the extent that such an estimate can be made.  The failure to so notify the Indemnifying Person shall not relieve the Indemnifying Person of any liability that it may have to the Indemnified Person, except to the extent that the Indemnifying Person is actually prejudiced thereby.

10.6         Third-Party Claims.  With respect to each Third-Party Claim that is the subject of a Claim Notice:

(a)           The Indemnifying Person shall be entitled, to the extent permitted by applicable Law, to assume and control the defense of such Third-Party Claim with counsel approved by the Indemnified Person (which approval shall not unreasonably be withheld, delayed or conditioned).

(b)           After the Indemnifying Person duly assumes the defense of such Third-Party Claim:

(i)            The Indemnified Person shall have the right to, but shall not be obligated to, employ separate counsel and to participate in the defense of such Third-Party Claim.  The Indemnifying Person shall not be required to reimburse the Indemnified Person for the reasonable fees and disbursements of such separate counsel as incurred, except to the extent that (A) the actual or potential defendants in, or targets of, such Third-Party Claim include both the Indemnifying Person and the Indemnified Person, and the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the Indemnifying Person; or (B) the Indemnifying Person authorizes the Indemnified Person in writing to employ separate counsel at the Indemnifying Person’s expense.

(ii)           The Indemnifying Person shall not settle, compromise, admit liability or consent to the entry of judgment in connection with such Third-Party Claim, nor shall it offer to do so, in any such case without the Indemnified Person’s written consent, unless (A) no finding or admission of any violation of Law or any violation of the rights of any Person can be made as the result of such action, and (B) the sole relief (if any) provided is monetary damages that are reimbursed in full by the Indemnifying Person.

(iii)          The Indemnifying Person shall have no Liability with respect to any compromise, settlement or discharge of the Third-Party Claim effected without its written consent (which consent may not unreasonably be withheld, delayed or conditioned).

(c)           If the Indemnifying Person has not duly assumed the defense of such Third-Party Claim within thirty (30) calendar days following its receipt of the Claim Notice, then (i) the Indemnifying Person shall be bound by any action taken, or any compromise or settlement effected by the Indemnified Person prior to the assumption of such defense by the Indemnifying Person, and (ii) to the extent that such Third-Party Claim is subject to indemnification or reimbursement under Section 10.2 or 10.3, all costs and expenses incurred by the Indemnified Person in defending the Third-Party Claim (including reasonable legal, accounting and other professional fees and disbursements and expenses of investigation, preparation and defense) shall be reimbursed by the Indemnifying Person as incurred.  If the Indemnifying Person has not duly assumed the defense of the Third-Party Claim within thirty (30) calendar days following its receipt of the Claim Notice, the Indemnifying Person shall thereafter have no right to assume or control such defense.

(d)           The Indemnified Person and the Indemnifying Person shall keep each other fully informed concerning the status of such Third-Party Claim and any related proceedings at all stages thereof, and shall render to each other such assistance as they may reasonably require of each other and shall cooperate with each other in good faith in order to ensure the proper and adequate defense of such Third-Party Claim.  All reasonable out-of-pocket costs and expenses incurred by the Indemnified Person in connection therewith shall be reimbursed by the Indemnifying Person as incurred.

(e)           The Indemnified Person and the Indemnifying Person shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law and rules of procedure), and to cause all communications among employees, counsel and other representatives of the Indemnified Person and the Indemnifying Person to be made so as to preserve any applicable attorney-client or work-product privileges.

(f)            Each party hereby consents to the non-exclusive jurisdiction of any court in which a Third-Party Claim is brought for purposes of any claim for indemnification or reimbursement with respect to such Third-Party Claim or the matters alleged therein, and agrees that process may be served on such Party with respect to any such claim anywhere in the world.

10.7         Resolution of Claims.  (a) In the event that any Indemnifying Person objects to the amount of any Loss claimed in any Claim Notice or disputes the Indemnifying Person’s liability therefor, the Indemnifying Person shall, prior to twenty (20) calendar days following the Indemnifying Person’s receipt of such Claim Notice (the “Response Date”), deliver to the Indemnified Person a written notice (a “Response Notice”) specifying in reasonable detail each amount set forth in such Claim Notice to which the Indemnifying Person objects and the nature and basis for each such objection.  If the Indemnified Person shall not have received a Response Notice prior to the Response Date, the Indemnified Person and the Indemnifying Person shall be deemed to have agreed to the Claim Notice and to have acknowledged the correctness of the amounts claimed therein and the Indemnifying Party’s liability therefor.  If the Indemnified Person shall have received a Response Notice prior to the Response Date, the Indemnifying Person and the Indemnified Person shall negotiate in good faith concerning the related Claim Notice and the amounts claimed and other matters set forth therein until such Claim Notice, amounts and matters shall have been finally determined.  A Claim Notice, any amounts claimed therein and any other matters set forth therein shall be deemed to be “finally determined” for purposes of this Agreement when such Claim Notice, amounts and matters have been resolved (i) by a written agreement of the Indemnifying Person and the Indemnified Person, or (ii) by order of a court having jurisdiction.

(b)           To the extent permitted by Law, any reduction to the First Holdback Payment and/or Final Holdback Payment, as the case may be, shall be treated on the parties’ Tax Returns as an adjustment to the Aggregate Purchase Price for all Tax purposes.

10.8         Sole Remedy.  Following the Closing, the indemnification rights provided in this Article X shall constitute the sole and exclusive remedy and the sole basis for and means of recourse among the Parent Indemnified Persons and the Company Indemnified Persons with respect to any Losses of any kind or nature (other than Losses caused by fraud, it being understood that the rights and remedies of the Parent Indemnified Parties with respect to fraud shall not be limited by this Agreement) arising out of or in connection with any breach or alleged breach of any representation, warranty, covenant or agreement contained in any Company Document.  The sole and exclusive means that the Parent Indemnified Persons shall be entitled to obtain payment with respect to the indemnification rights provided for in this Article X shall be through the deduction of Losses from the First Holdback Payment and/or Final Holdback Payment, as the case may be, in accordance with the definitions thereof.  No breach of any representation, warranty, covenant or agreement shall be deemed to be waived by reason of any party’s consummation of the transactions contemplated by this Agreement with knowledge of such breach.

10.9         Shareholders’ Representative.  (a)  Each Indemnitor, by virtue of its receipt of any Initial Per Share Payment or Initial Option Payment, as applicable, shall be deemed to have consented and agreed to the appointment, effective as of the Closing Date, of David Strohm as the Shareholders’ Representative for purposes of this Agreement, as attorneys-in-fact for such Indemnitor, with full power of substitution and authority to (i) execute any amendment or waiver of this Agreement and any other document or instrument necessary or advisable in order to carry out the provisions of this Agreement, (ii) to give and receive notices and communications, (iii) to dispute any claim for indemnification hereunder, (iv) to agree to, negotiate, enter into settlements and compromises of, and to comply with Orders with respect to, any dispute or Loss, and to take all actions necessary or appropriate in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing; provided, however, that the Shareholders’ Representative shall not have the power or authority to execute an amendment, waiver, document or other instrument that, notwithstanding any other provision to the contrary, increases in any material respect the obligations or liabilities of any Indemnitor without the prior written consent of such Indemnitor.  David Strohm hereby consents and agrees to such appointment pursuant to this Section 10.9.  The Shareholders’ Representative shall be provided reasonable access to information regarding the Company and the Surviving Corporation for the purpose of performing its duties hereunder; provided, however that the Shareholders’ Representative shall treat confidentially any non-public information.

(b)           In all matters relating to this Article X, the Shareholders’ Representative shall be the only party entitled to assert the rights of the Company Indemnified Persons.  The Indemnitors shall be bound by all actions taken by the Shareholders’ Representative in his or her capacity as such, except for any action that conflicts with the limitations set forth in clause (d) of this Section 10.9.  Parent is authorized to rely conclusively on any such action of the Shareholders’ Representative as being the duly authorized action of the Indemnitors and no party shall have any cause of action against Parent for any action taken by Parent in reliance upon the instructions, decisions or actions of the Shareholders’ Representative.  The Parent Indemnified Persons shall be entitled to rely on all statements, representations, decisions and actions of the Shareholders’ Representative.

(c)           The Shareholders’ Representative shall promptly provide written notice to the Indemnitors of any action taken on their behalf by the Shareholders’ Representative pursuant to the authority delegated to the Shareholders’ Representative under this Section 10.9.  The Shareholders’ Representative shall at all times act in his or her capacity as Shareholders’ Representative in a manner that the Shareholders’ Representative believes to be in the best interests of the Indemnitors.  Neither the Shareholders’ Representative, nor any of its directors, officers, agents or employees, if any, shall be liable to any Person for any error of judgment, or any action taken, suffered or omitted to be taken, under this Agreement, except in the case of its gross negligence, bad faith or willful misconduct.  The Shareholders’ Representative may consult with legal counsel, independent public accountants and other experts selected by him or her and shall not be liable for any action taken or omitted to be taken in good faith by him or her in accordance with the advice of such counsel, accountants or experts.  The Shareholders’ Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement.  As to any matters not expressly provided for in this Agreement, the Shareholders’ Representative shall not exercise any discretion or take any action.

(d)           Notwithstanding anything to the contrary contained herein, (i) the Shareholders’ Representative is not authorized to, and shall not, accept on behalf of any Shareholder any consideration to which such Indemnitor is entitled under this Agreement and (ii) the Shareholders’ Representative shall not in any manner exercise, or seek to exercise, any voting power whatsoever with respect to securities of the Company now or hereafter owned of record or beneficially by any Indemnitor unless the Shareholders’ Representative is expressly authorized to do so in a writing signed by such Indemnitor.

ARTICLE XI

MISCELLANEOUS AND GENERAL

11.1         Modification or Amendment.  Subject to the provisions of the applicable Law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement by a written agreement, specifically referring to this Agreement, executed and delivered by duly authorized officers of the respective parties.

11.2         Waiver of Conditions.  At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto or (b) waive compliance with any of the agreements of any other party or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit and to the extent permitted by applicable Law.  Any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party and shall be effective only in the specific instance and for the specific purpose for which it is granted.

11.3         GOVERNING LAW; WAIVER OF JURY TRIAL.  (a)   THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

(b)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.3.

11.4         Consent to Jurisdiction.  Each of Parent, MergerSub and the Company hereby irrevocably submits to the exclusive jurisdiction of the Courts of the State of New York located in the County of New York for the purpose of any action or proceeding arising out of or relating to this Merger Agreement and hereby irrevocably agrees that all claims in respect to such action or proceeding shall be heard and determined exclusively in such federal court.  Each of Parent, MergerSub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

11.5         Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by express mail or equivalent over-night courier service, prepaid, or by facsimile:

if to Parent or MergerSub to:

Computer Associates International, Inc.

One Computer Associates Plaza

Islandia, New York 11749

Attention:              General Counsel

Fax: (631) 342-4866

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York  10004

Attention:              Matthew G. Hurd

Fax:  (212) 558-3588

if to the Company to:

Wily Technology, Inc.

8000 Marina Boulevard, Suite 700

Brisbane, California 94005

Attention:              Dick Williams

Fax:  (415) 565-2100

with a copy (which shall not constitute notice) to:

Cooley Godward LLP

101 California Street

Fifth Floor

San Francisco, California  94111-5800

Attention:              Craig D. Jacoby

Fax:  (415) 693-2222

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

11.6         Entire Agreement.  This Agreement (including any exhibits hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule, the Confidentiality Agreement and any written agreement executed by the Company and Parent specifically referring to this Section 11.6 constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

11.7         No Third Party Beneficiaries.  Except as provided in Section 3.2 and Section 7.8 (Indemnification of Officers and Directors), this Agreement is not intended to confer upon any Person other than the parties hereto any legal or equitable rights or remedies hereunder.

11.8         Obligations of Parent and of the Company.  Whenever this Agreement requires MergerSub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause MergerSub to take such action.  Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

11.9         Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

11.10       Assignment.  This Agreement shall not be assignable by operation of Law or otherwise; provided, however, that (i) Parent may assign this Agreement to any of its direct or indirect wholly owned Subsidiaries, provided that no such assignment shall relieve Parent of its liabilities hereunder, and (ii) Parent may designate, by written notice to the Company, another direct or indirect Subsidiary to be a party to the Merger in lieu of MergerSub, in which event all references herein to MergerSub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to MergerSub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation.

11.11       Further Assurances.  Each of the parties hereto shall use its reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.  Each party hereto, at the reasonable request of another party hereto, shall execute and deliver, or cause to be delivered, such further certificates, instruments and other documents, and to take, or cause to be taken, such further actions as may be necessary or desirable for effecting the consummation of this Agreement and the transactions contemplated hereby.

11.12       Specific Performance.  The parties hereto acknowledge that, in view of the uniqueness of the subject matter hereof, the parties hereto would not have an adequate remedy at law for money damages if this Agreement were not performed in accordance with its terms, and therefore agree that the parties hereto shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the parties hereto may be entitled at law or in equity.

11.13       Counterparts.  This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement, and shall become effective when counterparts have been signed by each party hereto and delivered to each other party.  Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section, provided that receipt of copies of such counterparts is confirmed.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

COMPUTER ASSOCIATES INTERNATIONAL, INC.

By:
Name:
Title:

WATERMELON MERGER COMPANY

By:
Name:
Title:

WILY TECHNOLOGY, INC.

By:
Name:
Title:

DAVID STROHM, as Shareholders’ Representative
and not in any other capacity